Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly-owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2025 and 2024

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2025 and 2024

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive income (loss), of shareholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Required Supplemental Information

Accounting principles generally accepted in the United States of America require that the RVI insurance contracts information presented on pages 35 to 36, consisting of (i) incurred claims and allocated adjustment expenses, net of reinsurance, and cumulative paid claims and allocated claim adjustment expenses, net of reinsurance, for each of the nine years in the period ended December 31, 2025 be presented to supplement the basic financial statements. Such information is the responsibility of management and, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplemental information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 23, 2026

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in thousands except par value and share amounts)

	As of December 31,
	2025	2024
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value, net of allowance for credit loss of $1,663 and $1,370 (amortized cost of $1,138,115 and $1,223,928)	$1,113,127	$1,153,422
Short-term investments, at fair value	142,519	92,437
Equity method investment	7,716	5,712
Total investments	1,263,362	1,251,571
Cash	16,993	8,359
Loan receivable from affiliate	20,000	20,000
Premiums receivable, net of commissions payable	317,790	304,414
Deferred acquisition costs	245,368	246,246
Salvage and subrogation recoverable	82,393	68,808
Deferred tax assets, net	204,027	195,116
Guaranty fee receivable	70,160	69,458
Other assets (includes $4,708 and $3,363, at fair value)	68,977	72,499
Total assets	$2,289,070	$2,236,471
Liabilities
Unearned premium reserve	$835,711	$823,308
Loss and loss adjustment expense reserve	124,634	134,726
Reinsurance balances payable, net	20,688	85,373
Guaranty liability	63,627	66,941
Other liabilities (includes $10,050 and $11,157, at fair value)	74,428	38,649
Total liabilities	1,119,088	1,148,997

Commitments and contingencies (Notes 2, 3, 8, 13)
Shareholder’s equity
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2025 and 2024)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2025 and 2024)	1,378	1,378
Additional paid-in capital	856,604	856,604
Retained earnings	336,826	292,263
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $1,525 and $(6,366)	(24,826)	(62,771)
Total shareholder’s equity	1,169,982	1,087,474
Total liabilities and shareholder’s equity	$2,289,070	$2,236,471

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in thousands)

	Year Ended December 31,
	2025	2024
Revenues
Net earned premiums	$96,677	$96,363
Net investment income	55,304	53,955
Net realized investment gains (losses)	(1,706)	(576)
Fair value gains (losses) on credit derivatives	17,831	6,831
Foreign exchange gains (losses) on remeasurement	15,455	(5,329)
Other income (loss)	14,556	12,028
Total revenues	198,117	163,272
Expenses
Loss and loss adjustment expenses (benefit)	356	(2,329)
Amortization of deferred acquisition costs	26,500	27,440
Employee compensation and benefit expenses	16,855	12,962
Other operating expenses	9,632	9,420
Total expenses	53,343	47,493
Income (loss) before income taxes and equity in earnings (losses) of investees	144,774	115,779
Equity in earnings (losses) of investee	2,168	1,047
Income (loss) before income taxes	146,942	116,826
Provision (benefit) for income taxes
Current	39,181	18,963
Deferred	(16,802)	(603)
Total provision (benefit) for income taxes	22,379	18,360
Net income (loss)	$124,563	$98,466

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Year Ended December 31,
	2025	2024
Net income (loss)	$124,563	$98,466

Change in net unrealized gains (losses) on:
Investments with no credit impairment, net of tax provision (benefit) of $7,787 and $(1,584)	37,353	(10,027)
Investments with credit impairment, net of tax provision (benefit) of $104 and $83	592	1,987
Other comprehensive income (loss)	37,945	(8,040)

Comprehensive income (loss)	$162,508	$90,426

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2025 and 2024

(in thousands)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder’s Equity
As of December 31, 2023	$—	$1,378	$856,604	$291,197	$(54,731)	$1,094,448
Net income	—	—	—	98,466	—	98,466
Dividends	—	—	—	(97,400)	—	(97,400)
Other comprehensive loss	—	—	—	—	(8,040)	(8,040)
As of December 31, 2024	—	1,378	856,604	292,263	(62,771)	1,087,474
Net income	—	—	—	124,563	—	124,563
Dividends	—	—	—	(80,000)	—	(80,000)
Other comprehensive income	—	—	—	—	37,945	37,945
As of December 31, 2025	$—	$1,378	$856,604	$336,826	$(24,826)	$1,169,982

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$124,563	$98,466
Provision for deferred income taxes	(16,802)	(603)
Change in premiums receivable, net of ceded premiums and commissions payable	(11,502)	(11,928)
Change in assumed funds held	10,483	42,708
Change in unearned premium reserve	12,403	(941)
Change in loss and loss adjustment expense reserve and salvage and subrogation recoverable, net including reinsurance	(89,838)	(61,346)
Change in current income taxes	33,246	12,378
Other	(7,628)	590
Net cash flows provided by (used in) operating activities	54,925	79,324

Cash flows from investing activities:
Fixed-maturity securities, available-for-sale:
Purchases	(150,114)	(170,259)
Sales	71,849	46,786
Maturities	164,417	155,842
Net sales (purchases) of short-term investments with original maturities of less than three months	(50,081)	(13,124)
Purchase of equity method investments	(1,523)	(2,441)
Other	(933)	(184)
Net cash flows provided by (used in) investing activities	33,615	16,620

Cash flows from financing activities:
Dividends paid	(80,000)	(97,400)
Net cash flows provided by (used in) financing activities	(80,000)	(97,400)

Effect of foreign exchange rate changes	94	(65)
Increase (decrease) in cash	8,634	(1,521)
Cash at beginning of period	8,359	9,880
Cash at end of period	$16,993	$8,359

Supplemental disclosure of non-cash activities:
Receipt of fixed-maturity securities, available-for-sale	$1,194	$—

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements
1.    Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets. Assured Guaranty also participates in the asset management business.

AG Re is incorporated with limited liability under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978, and amendments thereto and related regulations. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act 1978, and amendments thereto and related regulations (the Insurance Act 1978). AGRO owns AG Intermediary Inc., a New York company. AGRO maintains certified reinsurer status by the Missouri Department of Insurance.

AG Re and AGRO write business as reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of insurance and reinsurance.

AG Re underwrites financial guaranty reinsurance. Financial guaranty insurance protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (collectively, debt service), the insurer is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties. The Company’s affiliates, Assured Guaranty Inc. (AG), Assured Guaranty UK Limited (AGUK) and Assured Guaranty (Europe) SA (AGE, and together with AG and AGUK, the affiliated ceding companies), account for all of the new financial guaranty assumed reinsurance business.

AGRO also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form. Specialty business includes, for example, diversified real estate, insurance reserve financings and securitizations, pooled corporate obligations and residual value insurance (RVI) transactions.

On January 21, 2026, Assured Guaranty announced its entry into the annuity reinsurance market through the acquisition of Warwick Re Limited, a Bermuda-based life and annuity reinsurer that it subsequently renamed Assured Life Reinsurance Ltd. (Assured Life Re). Assured Guaranty expects that, for certain of Assured Life Re’s reinsurance exposure, Assured Life Re’s obligations to the ceding life and annuity insurers will be covered by a guaranty issued by AGRO.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management’s opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated. All amounts are reported in U.S. dollars, unless otherwise specified. Certain prior year balances have been reclassified to conform to the current year’s presentation.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Significant Accounting Policies

The Company revalues foreign currency denominated assets, liabilities, revenue and expenses into U.S. dollars using applicable exchange rates prescribed by GAAP. Gains and losses relating to translating transactions in foreign denominations are reported in the consolidated statements of operations.

Other accounting policies are included in the following notes to the consolidated financial statements.

Note Name	Note Number
Expected loss to be paid (recovered)	Note 3
Contracts accounted for as insurance	Note 4
Contracts accounted for as credit derivatives	Note 5
Reinsurance	Note 6
Guaranty	Note 7
Investments and cash	Note 8
Fair value measurement	Note 9
Income taxes	Note 10
Related party transactions	Note 12
Contingencies	Note 13

Recent Accounting Standards Adopted

In December 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09). This ASU requires enhanced annual disclosures regarding the rate reconciliation and income taxes paid. The Company prospectively adopted this ASU effective January 1, 2025 which affected certain of the Company’s income tax disclosures. See Note 10. Income Taxes.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Derivatives Scope Refinements and Scope Clarification for Share-Based Noncash Consideration from a Customer in a Revenue Contract. This ASU refines the scope of Accounting Standards Codification (ASC) 815 to clarify which contracts are subject to derivative accounting and provides clarification under ASC 606 for share-based payments from a customer in a revenue contract. The Company elected to early adopt this ASU as of January 1, 2025, with no effect on the Company’s consolidated financial statements.

Recent Accounting Standards Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments in this ASU require disclosure about specific expense categories, including employee compensation, depreciation and intangible asset amortization, in the notes to the financial statements at interim and annual reporting periods. This ASU is effective in fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. Prospective application is required, and retrospective application is permitted. The Company is evaluating when and how it will adopt this ASU and the effect that the amendments in this ASU may have on its expense disclosures.

In September 2025, the FASB issued ASU 2025-06, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software. This ASU updates the capitalization guidance for internal-use software development costs by removing all references to software development project stages and providing new guidance requiring an entity to start capitalizing when both of the following occur: (i) management has authorized and committed to funding a software project; and (ii) it is probable that the project will be completed and the software will be used to perform the function intended. This ASU is effective for fiscal years beginning after December 15, 2027, and interim periods within those fiscal years, with early adoption permitted. This ASU allows entities to adopt the new guidance prospectively, retrospectively, or with a modified transition. The Company is evaluating when and how it will adopt this ASU and the effect it may have on its consolidated financial statements.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
2.    Outstanding Exposure

The Company’s outstanding exposure consists primarily of reinsurance of financial guaranty contracts written in insurance form. The Company also insures and reinsures some financial guaranty contracts that are in credit derivative form, including credit default swaps (CDS). Whether written directly or assumed, the Company considers credit derivative contracts to be financial guaranty contracts. The Company also writes specialty business that is consistent with its risk profile and benefits from its financial guaranty underwriting experience.

The Company seeks to limit its exposure to losses by underwriting obligations that it views to be investment grade at inception, diversifying its insured portfolio across sector and geography and, in the structured finance portfolio, generally requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

Public finance obligations assumed by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings, as well as obligations issued by U.S. and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. The Company’s specialty business not executed in financial guaranty form has risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Significant Risk Management Activities

AGL’s Portfolio Risk Management Committee is responsible for enterprise risk management for Assured Guaranty’s insurance business and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty’s insurance business. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty’s direct and assumed insurance business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL’s insurance subsidiaries, including the Company. All insurance transactions in new asset classes or new jurisdictions, or otherwise outside AGL’s Board of Directors-approved risk appetite statement or its risk limits, must be approved by this committee.

Separate from AGL’s Portfolio Risk Management Committee, the Company has its own risk management, credit and reserve committees. The Company’s risk management committee conducts an in-depth review of the Company’s insured portfolio, focusing on varying portions of the portfolio at each meeting. The Company’s risk management committee reviews and may revise internal ratings assigned to the insured transactions and reviews sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the Company’s insured portfolio are assigned internal credit ratings by the relevant Company underwriting committee at inception, and such credit ratings are updated by the risk management committee based on changes in transaction credit quality. The Company’s reserve committee reviews the reserve methodology for each major asset class or significant below-investment-grade (BIG) transaction, as well as loss projection scenarios and the probability weights assigned to those scenarios. The reserve committee also establishes reserves for AGRO, taking into consideration the supporting information provided by surveillance personnel and subject to approval by the Company’s Board of Directors. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company’s ceding companies, which are primarily liable for the Company’s assumed obligations. The Company’s ceding companies may also develop strategies to enforce their contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage any litigation proceedings. The Company generally assumes its proportionate share of any net benefits realized by the ceding company for loss mitigation strategies.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review of each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and generally reflect an approach similar to that employed by the rating agencies, except that the Company’s internal credit ratings focus on future performance rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, future loss potential, volatility and sector. More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. Exposures identified as BIG are subjected to further review to determine (i) the probability of a future loss, (ii) the calculation of the expected future loss to be paid, and (iii) whether the Company has paid a claim for which it expects to be reimbursed within one year (liquidity claim) or a claim for which it does not expect to be reimbursed within one year.

Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are also reviewed every quarter, although the Company may also review a rating in response to developments impacting a credit when a ratings review is not scheduled. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

The Company assigns each BIG exposure to one of the three BIG surveillance categories below, which generally represent the following:

•BIG 1: Below-investment-grade exposures for which there are possible future losses, on a present value basis, and the aggregate probability weighting of scenarios with future losses is less than 50%, regardless of whether the Company has or has not paid a liquidity claim.
•BIG 2: Below-investment-grade exposures for which there are possible future losses, on a present value basis, and the aggregate probability weighting of scenarios with future losses is 50% or more, but for which no claims (other than liquidity claims) have yet been paid.
•BIG 3: Below-investment-grade exposures for which future losses are expected, on a present value basis, and the aggregate probability weighting of scenarios with future losses is 50% or more, and for which claims, other than liquidity claims, have been paid.

For purposes of classifying BIG exposures into one of the three BIG categories, the Company calculates the present value of projected claim payments and recoveries using the pre-tax book yield of the Company’s investment portfolio as the applicable discount rate.

As discussed in Note 3. Expected Loss to be Paid (Recovered), for financial statement measurement purposes, the Company uses risk-free rates (as determined each quarter) for discounting, rather than the pre-tax book yield of the Company’s investment portfolio, to calculate the expected losses to be paid. Expected losses to be paid (recovered) are based on probability weighted scenarios and serve as the basis for the loss reserves reported in accordance with GAAP.

Financial Guaranty Exposure

The Company measures its financial guaranty exposure in terms of (i) gross and net par outstanding and (ii) gross and net debt service.

The Company typically reinsures the ceding companies’ guaranties of the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date. Non-U.S. dollar denominated par outstanding is translated at the spot rate at the end of the reporting period.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

Gross debt service outstanding represents the sum of all estimated future debt service payments on the insured obligations, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the estimated impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company’s public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS)), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which reflects the Company’s expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates and assumptions for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service and Par Outstanding

	As of December 31, 2025		As of December 31, 2024
	Gross	Net	Gross	Net
	(in billions)
Debt Service
Public finance	$95.8	$95.8	$88.3	$88.3
Structured finance	5.8	5.3	5.1	4.7
Total financial guaranty	$101.6	$101.1	$93.4	$93.0

Par Outstanding
Public finance	$60.2	$60.2	$56.2	$56.2
Structured finance	5.6	5.1	5.0	4.6
Total financial guaranty	$65.8	$65.3	$61.2	$60.8

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty
Net Debt Service Outstanding (1)

	As of December 31, 2025			As of December 31, 2024
	AG Re	AGRO	Total	AG Re	AGRO	Total
	(in billions)
Public finance	$94.9	$0.9	$95.8	$87.0	$1.3	$88.3
Structured finance	3.6	1.7	5.3	4.0	0.7	4.7
Total financial guaranty	$98.5	$2.6	$101.1	$91.0	$2.0	$93.0
____________________
(1)    Under U.S. single risk limit calculations, $92.4 billion and $83.6 billion as of December 31, 2025 and December 31, 2024, respectively, of AG Re’s stand-alone net debt service outstanding relates to exposures that would comply with the single risk limitations in the U.S.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2025

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in billions)
AAA	$—	—%	$0.6	4.7%	$—	0.7%	$0.1	2.6%	$0.7	1.0%
AA	3.8	8.0	0.7	5.6	2.8	87.8	—	0.8	7.3	11.2
A	27.6	58.5	2.9	22.4	0.2	4.7	1.8	96.5	32.5	49.7
BBB	15.0	31.8	7.8	59.4	0.1	3.7	—	0.1	22.9	35.1
BIG	0.8	1.7	1.0	7.9	0.1	3.1	—	—	1.9	3.0
Total net par outstanding	$47.2	100.0%	$13.0	100.0%	$3.2	100.0%	$1.9	100.0%	$65.3	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2024

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in billions)
AAA	$—	—%	$0.6	4.9%	$0.1	0.8%	$—	4.7%	$0.7	1.2%
AA	3.7	8.4	1.0	7.5	2.8	79.5	—	0.9	7.5	12.3
A	24.6	56.8	3.2	24.8	0.2	6.1	1.0	93.8	29.0	47.7
BBB	14.4	33.1	6.8	53.3	0.1	3.1	—	0.6	21.3	35.0
BIG	0.7	1.7	1.2	9.5	0.4	10.5	—	—	2.3	3.8
Total net par outstanding	$43.4	100.0%	$12.8	100.0%	$3.6	100.0%	$1.0	100.0%	$60.8	100.0%

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Net Par Outstanding by Sector

	As of December 31,
Sector	2025	2024
	(in billions)
Public finance:
U.S. public finance:
General obligation	$19.0	$17.9
Tax backed	8.2	7.4
Municipal utilities	6.4	6.0
Transportation	4.6	5.1
Infrastructure finance	3.4	2.4
Healthcare	3.0	2.3
Higher education	2.1	1.8
Other public finance	0.5	0.5
Total U.S. public finance	47.2	43.4
Non-U.S. public finance:
Regulated utilities	8.0	7.8
Infrastructure finance	2.9	2.8
Sovereign and sub-sovereign	1.2	1.3
Pooled infrastructure	0.5	0.6
Renewable energy	0.4	0.3
Total non-U.S. public finance	13.0	12.8
Total public finance	$60.2	$56.2
Structured finance:
U.S. structured finance:
Insurance reserve financings and securitizations	$2.7	$3.1
Pooled corporate obligations	0.2	0.1
RMBS	0.1	0.1
Other structured finance	0.2	0.3
Total U.S. structured finance	3.2	3.6
Non-U.S. structured finance:
Fund finance facilities	0.9	0.7
Pooled corporate obligations	0.1	0.1
Other structured finance	0.9	0.2
Total non-U.S. structured finance	1.9	1.0
Total structured finance	5.1	4.6
Total net par outstanding	$65.3	$60.8

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Portfolio
Expected Amortization of Net Par Outstanding
As of December 31, 2025

	Public Finance	Structured Finance	Total
	(in billions)
0 to 5 years	$13.0	$2.7	$15.7
5 to 10 years	13.6	1.6	15.2
10 to 15 years	11.7	0.5	12.2
15 to 20 years	7.4	0.1	7.5
Over 20 years	14.5	0.2	14.7
Total net par outstanding	$60.2	$5.1	$65.3

Actual amortization may differ from expected maturities due to prepayments and terminations and because interest rates, consumer price indices, foreign exchange rates and expected terms may be different than management had estimated.

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2025

	BIG Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in billions)
Public finance:
U.S. public finance	$0.52	$0.09	$0.19	$0.80
Non-U.S. public finance	0.16	0.87	—	1.03
Public finance	0.68	0.96	0.19	1.83
Structured finance:
Insurance reserve financings and securitizations	—	—	0.03	0.03
U.S. RMBS	0.01	—	0.04	0.05
Other structured finance	—	0.01	0.01	0.02
Structured finance	0.01	0.01	0.08	0.10
Total	$0.69	$0.97	$0.27	$1.93

Financial Guaranty Portfolio
Components of BIG Net Par Outstanding
As of December 31, 2024

	BIG Net Par Outstanding
	BIG 1	BIG 2	BIG 3	Total BIG
	(in billions)
Public finance:
U.S. public finance	$0.52	$0.02	$0.21	$0.75
Non-U.S. public finance	1.20	0.01	—	1.21
Public finance	1.72	0.03	0.21	1.96
Structured finance:
Insurance reserve financings and securitizations	—	—	0.29	0.29
U.S. RMBS	0.01	—	0.04	0.05
Other structured finance	—	0.02	0.01	0.03
Structured finance	0.01	0.02	0.34	0.37
Total	$1.73	$0.05	$0.55	$2.33

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
When the Company insures an obligation, it assigns the obligation to one or more geographic location based on its view of the geographic location of the risk. The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Financial Guaranty Portfolio
Geographic Distribution of Net Par Outstanding
As of December 31, 2025

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in billions)
U.S.:
U.S. public finance:
California	1,090	$8.0	12.2%
Texas	1,166	6.1	9.3
New York	717	4.3	6.6
Pennsylvania	483	4.0	6.1
Illinois	429	3.1	4.8
Florida	206	2.7	4.1
New Jersey	200	1.5	2.3
Louisiana	139	1.3	2.0
Colorado	180	1.2	1.9
Michigan	216	1.2	1.8
Other	1,959	13.8	21.2
Total U.S. public finance	6,785	47.2	72.3
U.S. structured finance (multiple states)	220	3.2	4.9
Total U.S.	7,005	50.4	77.2
Non-U.S.:
United Kingdom	431	11.7	17.9
Australia	7	1.1	1.6
Spain	9	0.3	0.5
France	5	0.2	0.3
Mexico	3	0.2	0.3
Other	48	1.4	2.2
Total non-U.S.	503	14.9	22.8
Total	7,508	$65.3	100.0%

Specialty Business

The Company also guarantees specialty business with risk profiles similar to those of its structured finance exposures written in financial guaranty form.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Business

	As of December 31, 2025		As of December 31, 2024
	Gross Exposure	Net Exposure	Gross Exposure	Net Exposure
	(in billions)
Diversified real estate (1)	$2.0	$2.0	$2.0	$2.0
Insurance reserve financings and securitizations	1.5	1.2	1.4	1.1
Pooled corporate obligations	0.9	0.9	0.9	0.9
Aircraft RVI	0.2	0.1	0.2	0.1
____________________
(1)    An excess-of-loss guaranty of a minimum amount of billed rent on a diversified portfolio of real estate properties with an internal rating of AAA that matures in 2044. This guaranty is accounted for in accordance with ASC 460, Guarantees.

All exposures in the table above are rated investment-grade, except for aircraft RVI gross and net exposure of $5.3 million as of both December 31, 2025 and December 31, 2024.

3.    Expected Loss to be Paid (Recovered)

Accounting Policy

Net expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for loss and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries and (ii) excess spread on underlying collateral, as applicable. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development.

Expected cash outflows and inflows are probability weighted cash flows that reflect management’s assumptions about the likelihood of all possible outcomes based on all information available to the Company. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s surveillance and risk management functions. Expected loss to be paid (recovered) is important in that it represents the present value of amounts that the Company expects to pay or recover in future periods.

Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

In order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio, management assigns ratings and calculates expected loss to be paid (recovered), on a contract-by-contract basis, in the same manner for all its exposures regardless of form or differing accounting models. The exposure reported in Note 2. Outstanding Exposure, includes policies accounted for under various accounting models depending on the characteristics of the contract. The two primary models are: (i) insurance as described in “Financial Guaranty Insurance Losses” in Note 4. Contracts Accounted for as Insurance, and (ii) derivatives as described in Note 5. Contracts Accounted for as Credit Derivatives, and Note 9. Fair Value Measurement. The Company has paid and may pay future claims and/or recover past claims on policies which fall under each of these accounting models. This note provides information regarding expected loss to be paid (recovered), regardless of the accounting method.

Loss Estimation Process

The financial guaranties reinsured or insured by the Company may cover the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such reinsurance or insurance. As a result, the Company’s estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the reinsured or insured transaction. Credit performance can be affected by, among other things, economic, fiscal and financial conditions and political developments over the life of most contracts. The ceding companies guarantee payment of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis, although in certain circumstances the ceding companies may elect to do so. When obligors default on their obligations, the ceding companies are only required to pay the shortfall between the debt service due in any given period and the amount paid by the obligors.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency and severity of loss, economic projections, governmental actions, legal developments, negotiations, recovery rates, delinquency and prepayment rates, timing of cash flows and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company’s financial statements. Each quarter, the Company may revise its scenarios and update its assumptions including the probability weightings of its scenarios, based on public as well as nonpublic information obtained through its surveillance and loss mitigation activities.

Changes over a reporting period in the Company’s loss estimates for public finance obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal and regulated utilities, airport authorities or healthcare systems, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic and regulatory factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported and general obligation public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority and amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company’s loss mitigation efforts and other variables.

Changes in the Company’s loss estimates for structured finance transactions can be influenced by the performance of the assets supporting those transactions, by macroeconomic factors and by specific actions taken to mitigate losses. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level, timing and severity of loan defaults experienced, changes in housing prices, discount rates, prepayments and the results of the Company’s loss mitigation activities. In recent years, expected losses to be paid (recovered) for U.S. RMBS have also been affected by changes in the amount of recoveries on first lien deferred principal balances and second-lien charged-off loans.

Actual losses will ultimately depend on future events, transaction performance or other factors that are difficult to predict. As a result, the Company’s current projections of certain losses may be subject to considerable uncertainty and may not reflect the Company’s ultimate claims paid.

In some instances, the terms of the ceding companies’ policy or the terms of certain workout orders and resolutions give them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which results in an acceleration of cash outflows but reduces overall losses paid.

The Company’s reserve committee estimates expected loss to be paid (recovered) by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the characteristics of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis or use loss estimates provided by ceding insurers. Each quarter, the Company’s reserve committee reviews and refreshes its loss projection assumptions, scenarios and the probabilities it assigns to those scenarios based on developments during the period and its view of future performance.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
by Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
Accounting Model	2025	2024	2025	2024
	(in thousands)
Insurance (see Notes 4 and 6)	$73,625	$89,219	$6,199	$3,879
Credit derivatives (see Note 5)	(22)	39	(9,489)	(28)
Total	$73,603	$89,258	$(3,290)	$3,851

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models. The Company used risk-free rates for U.S. and non-U.S. currencies that ranged from 1.93% to 5.35% with a weighted average of 3.90% as of December 31, 2025 and 1.98% to 5.22% with a weighted average of 4.35% as of December 31, 2024.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2025	2024
	(in thousands)
Net expected loss to be paid (recovered), beginning of period	$89,258	$211,172
Economic loss development (benefit) due to:
Accretion of discount	3,490	7,745
Changes in discount rates	2,357	1,528
Changes in timing and assumptions	(9,137)	(5,422)
Total economic loss development (benefit) (1)	(3,290)	3,851
Net (paid) recovered losses (1) (2)	(12,365)	(125,765)
Net expected loss to be paid (recovered), end of period	$73,603	$89,258
____________________
(1)    2025 amounts include recoveries recognized in connection with the resolution of the Lehman Brothers International (Europe) (in administration) (LBIE) litigation. See Note 5. Contracts Accounted for as Credit Derivatives, for additional information.
(2)    Net (paid) recovered losses include claims paid in 2024 to extinguish certain Puerto Rico exposures.

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2025
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2024	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2025
	(in thousands)
Public finance:
U.S. public finance	$11,201	$19,268	$(23,168)	$7,301
Non-U.S. public finance	14,749	10,259	(832)	24,176
Public finance	25,950	29,527	(24,000)	31,477
Structured finance:
U.S. RMBS	(4,253)	(3,534)	2,895	(4,892)
Insurance reserve financings and securitizations	50,425	(18,927)	(1,510)	29,988
Other structured finance (1)	17,136	(10,356)	10,250	17,030
Structured finance	63,308	(32,817)	11,635	42,126
Total	$89,258	$(3,290)	$(12,365)	$73,603

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued

	Year Ended December 31, 2024
Sector	Net Expected Loss to be Paid (Recovered) as of December 31, 2023	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2024
	(in thousands)
Public finance:
U.S. public finance	$116,637	$160	$(105,596)	$11,201
Non-U.S. public finance	721	14,483	(455)	14,749
Public finance	117,358	14,643	(106,051)	25,950
Structured finance:
U.S. RMBS	(2,067)	(5,481)	3,295	(4,253)
Insurance reserve financings and securitizations	70,501	(2,235)	(17,841)	50,425
Other structured finance	25,380	(3,076)	(5,168)	17,136
Structured finance	93,814	(10,792)	(19,714)	63,308
Total	$211,172	$3,851	$(125,765)	$89,258
____________________
(1)    2025 amounts include recoveries recognized in connection with the resolution of the LBIE litigation. See Note 5. Contracts Accounted for as Credit Derivatives, for additional information. Includes cash proceeds for recoveries related to amounts previously paid.

The tables above include (i) net LAE paid (recovered) of $(5.8) million and $7.1 million for the years ended December 31, 2025 and 2024, respectively, and (ii) net expected LAE to be paid of $2.7 million as of December 31, 2025 and $3.2 million as of December 31, 2024.

Public Finance

The largest components of the public finance net expected losses to be paid (recovered) relate to certain assumed United Kingdom (U.K.) regulated utility and U.S. healthcare exposures, as well as Puerto Rico Highways and Transportation Authority exposure. The total net expected loss to be paid for public finance exposures is net of expected recoveries of $83.3 million and $76.0 million as of December 31, 2025 and December 31, 2024, respectively, for certain claims and LAE that have already been paid. In 2025, the economic loss development for public finance transactions was primarily attributable to Puerto Rico Electric Power Authority (PREPA) exposures, and certain U.K. student accommodation and U.K. regulated utility exposures.

Thames Water

As of December 31, 2025, the Company assumed £0.6 billion (or $0.8 billion) of net par outstanding of Thames Water Utilities Finance PLC (Thames), a BIG rated U.K. regulated utility. The ceding companies, as part of the Thames senior Class A creditor group, continue to engage the Water Services Regulation Authority (the governmental body responsible for the economic regulation of the privatized water and sewage industry in England and Wales, or Ofwat), His Majesty’s Treasury and other members of the U.K. Government in restructuring negotiations, and are taking other actions to work out this insured credit. The first scheduled principal payment that comes due under the Company’s Thames exposure is in 2047. The ceding companies are actively working to mitigate losses and reduce risk. Although uncertainty remains, the Thames creditors and Ofwat are engaged in discussions regarding a comprehensive settlement to restructure and recapitalize Thames.

European Renewable Energy and U.K. Student Accommodation Transactions

As of December 31, 2025, the Company had insured net par of €140.4 million (or $164.9 million) related to BIG European renewable energy transactions that are experiencing operational strain, and £78.8 million (or $106.2 million) in BIG U.K. student accommodation transactions that are experiencing weak occupancy rates and financial strain.

U.S. Healthcare

Certain BIG healthcare exposures are experiencing rising labor costs due to competition for labor and shortages in certain markets. Additionally, inflation has increased the cost of medical supplies, medical equipment and pharmacy products,

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
while U.S. hospitals with large Medicaid and Medicare payor mixes have not seen reimbursement levels keep pace with rising costs and may be further impacted by recent cuts to Medicaid funding that will go into effect in 2026 and 2027. The combined revenue and expense challenges have led to cash flow and liquidity stress in certain transactions.

Puerto Rico

All of the Company’s exposure to the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and its various authorities and public corporations is assumed reinsurance and rated BIG. Puerto Rico net par and net debt service outstanding as of December 31, 2025 were $165.9 million and $201.8 million, respectively, compared with net par and net debt service outstanding as of December 31, 2024 of $182.4 million and $226.9 million, respectively.

Defaulting Puerto Rico Exposure

As of December 31, 2025, the Company’s only unresolved outstanding reinsured Puerto Rico exposure subject to a payment default was PREPA. As of December 31, 2025, the Company’s PREPA net par and debt service outstanding were $141.3 million and $167.1 million, respectively. As of December 31, 2024, the Company’s PREPA net par and debt service outstanding were $154.3 million and $187.2 million, respectively. The PREPA bonds are secured by a lien on the net revenues of the electric system. The default of PREPA’s obligations has been the subject of restructuring negotiations, mediation and litigation since 2014.

Puerto Rico Litigation

Currently, there are numerous legal actions relating to defaults by PREPA on debt service payments and related matters and AG is a party to a number of them. AG has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to the remaining Puerto Rico obligations which AG insures. In addition, the Commonwealth, the Financial Oversight and Management Board (FOMB) established under the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) and others have taken legal action naming AG as a party.

Certain legal actions involving AG and relating to defaults by the Commonwealth and its authorities and public corporations were resolved in 2022. The remaining proceedings relate to PREPA’s default, including two recently active proceedings and a number of proceedings that remain stayed pending the U.S. District Court for the District of Puerto Rico’s (Federal District Court of Puerto Rico) determination on a plan of adjustment and disclosure statement, as described below.

PREPA – Recently Active Proceedings

Lien Challenge Adversary Proceeding and Appeal. On March 22, 2023, the Federal District Court of Puerto Rico held that the PREPA bondholders had perfected liens only in revenues that had been deposited in the sinking fund established under the PREPA trust agreement and related funds over which the bond trustee had control but did not have a lien on future revenues until deposited in those funds. The Federal District Court of Puerto Rico also held, however, that PREPA bondholders do have recourse under the PREPA trust agreement in the form of an unsecured net revenue claim. At that time, the Federal District Court of Puerto Rico declined to value the unsecured net revenue claim or the method for its determination. The ultimate value of the claim, according to the Federal District Court of Puerto Rico, should be determined through a claim estimation proceeding.

On June 26, 2023, the Federal District Court of Puerto Rico issued an opinion and order estimating the unsecured net revenue claim to be $2.4 billion as of July 3, 2017. Subject to their appeal of the Federal District Court of Puerto Rico’s ruling on the scope of lien, PREPA bondholders had sought an unsecured net revenue claim of approximately $8.5 billion.

On November 28, 2023, the Federal District Court of Puerto Rico finally adjudicated all claims and counterclaims in the PREPA lien challenge adversary proceeding.

On November 30, 2023, AG filed a notice of appeal with the U.S. Court of Appeals for the First Circuit (First Circuit) for portions of the March 22, 2023 decision, including the lien scope ruling and the need for a claim estimation proceeding, as well as the June 26, 2023 claim estimation ruling. On June 12, 2024, the First Circuit held that bondholders have a claim against PREPA for the full principal amount of the bonds, plus matured interest, that there was no need for a claim estimation proceeding because the PREPA bonds specify the amount that PREPA legally owes bondholders, and that the claim is secured by PREPA’s net revenues, including future net revenues.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The FOMB asked the First Circuit to reconsider its determination that bondholders’ security interest in future net revenues is perfected twice, once on June 26, 2024, and again on November 27, 2024. In both instances, the First Circuit upheld its determination, with the most recent decision published on December 31, 2024.

Bondholders’ Administrative Expense Claim. In light of the decision by the First Circuit described above in Lien Challenge Adversary Proceeding and Appeal, in March 2025, the Federal District Court of Puerto Rico ordered the parties to propose an agreed proposal or competing proposals for a litigation schedule for resolving certain key issues related to PREPA bondholders’ claims, including determining whether the bondholders’ perfected lien described above includes collateral used for PREPA’s administrative expenses, prior to a further plan confirmation hearing. If the bondholders succeed in establishing that their perfected lien includes collateral used for PREPA’s administrative expenses, PREPA would be required under the U.S. Bankruptcy Code to pay such claims in full in cash prior to exiting bankruptcy. On March 13, 2025, the parties submitted competing proposals. At an Omnibus Hearing held on March 19, 2025, the Federal District Court of Puerto Rico indicated that it would allow the bondholders, including AG, to litigate an administrative expense claim based on PREPA’s post-petition use of the bondholders’ collateral and that the parties could revisit the possibility of litigating other key issues at a later time. On November 24, 2025, the parties submitted to the Federal District Court of Puerto Rico a joint status report for the administrative expense claim. On December 9, 2025, the Federal District Court of Puerto Rico ordered a schedule to finalize the scope of discovery production for the administrative expense claim but deferred setting a schedule for expert discovery and evidentiary proceedings; a briefing on outstanding issues related to the discovery production was completed on February 6, 2026. On March 16, 2026, the Federal District Court of Puerto Rico issued an opinion and order denying the bondholders’ administrative expense claim motion. The bondholders expect to file a notice of appeal to the First Circuit by March 30, 2026.

Financial Oversight and Management Board for Puerto Rico

In August 2025, the FOMB announced that the U.S. administration terminated six of its seven board members. On September 18, 2025, three of the terminated board members sued the U.S. administration for reinstatement, alleging that they had been unlawfully terminated without cause and that their offices are a form of property protected by due process. On October 3, 2025, the Federal District Court of Puerto Rico granted the plaintiffs’ request for a preliminary injunction. On December 2, 2025, the U.S. administration filed a notice of appeal of the preliminary injunction to the First Circuit. Subsequently, the U.S. administration requested a stay pending the U.S. Supreme Court’s decision in Trump v. Cook, a case involving related questions of the powers of the U.S. President to terminate a member of the Federal Reserve Board of Governors; the requested stay was unopposed and granted on December 30, 2025. Oral arguments in the Trump v. Cook case were heard on January 21, 2026, with a decision expected to follow by the end of the U.S. Supreme Court’s current term in late June or early July 2026.

Mediation and PREPA Litigation Stay

On July 10, 2024, the Federal District Court of Puerto Rico ordered the FOMB and bondholders to resume mediation and instituted a 60-day stay of all PREPA litigation, subsequently extending mediation and the litigation stay several times. Following the Omnibus Hearing held on March 19, 2025, the Federal District Court of Puerto Rico partially lifted the PREPA litigation stay and indicated that the PREPA litigation stay otherwise remains in place for the time being. The Federal District Court of Puerto Rico most recently extended the term of mediation through April 30, 2026.

Plan of Adjustment, Disclosure Statement and Related Stayed Proceedings

The FOMB filed an initial plan of adjustment and disclosure statement for PREPA with the Federal District Court of Puerto Rico on December 16, 2022. On November 17, 2023, the Federal District Court of Puerto Rico approved a supplemental disclosure statement (Supplemental Disclosure Statement) relating to the PREPA plan of adjustment filed by the FOMB (as amended or modified from time to time). On February 16, 2024, the FOMB filed with the Federal District Court of Puerto Rico the Modified Fourth Amended Title III Plan of Adjustment (Fourth FOMB PREPA Plan). The Supplemental Disclosure Statement and the Fourth FOMB PREPA Plan are based on the PREPA fiscal plan certified by the FOMB on June 23, 2023. The confirmation hearing for the Fourth FOMB PREPA Plan occurred in March 2024. At the end of the hearing, the Federal District Court of Puerto Rico stated that it was taking the confirmation of the Fourth FOMB PREPA Plan under advisement. As directed by the Federal District Court of Puerto Rico, the FOMB filed on March 28, 2025 its Fifth Amended Title III Plan of Adjustment and related Disclosure Statement for informational purposes of the parties.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following proceedings involving AG, the Company’s ceding insurer, and relating to the default by PREPA remain stayed in the Federal District Court of Puerto Rico pending its determination on a plan of adjustment and disclosure statement:

•AG motion to compel the FOMB to certify the PREPA restructuring support agreement executed in May 2019 (PREPA RSA) for implementation under Title VI of PROMESA.

•AG motion to dismiss PREPA’s Title III Bankruptcy proceeding or, in the alternative, to lift the PROMESA automatic stay to allow for the appointment of a receiver.

•Adversary complaint by certain fuel line lenders of PREPA against AG, among other parties, including various PREPA bondholders and bond insurers, seeking, among other things, declarations that there is no valid lien securing the PREPA bonds unless and until such lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claims to such lenders’ claims, and declaring the PREPA RSA null and void.

•AG motion to intervene in a lawsuit by the retirement system for PREPA employees against, among others, the FOMB, PREPA, the Commonwealth, and the trustee for PREPA bondholders seeking, among other things, declarations that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds, and order subordinating the PREPA bondholders’ lien and claim to the PREPA employees’ claims.

Non-Defaulting Puerto Rico Exposure

As of December 31, 2025 and December 31, 2024, the Company had $11.1 million and $14.6 million, respectively, of remaining non-defaulting Puerto Rico net par outstanding related primarily to the Puerto Rico Municipal Finance Agency (MFA). The MFA exposures are secured by a lien on local tax revenues and remain current on debt service payments.

U.S. RMBS Loss Projections

The Company projects losses (and recoveries) on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the future cash flow of the underlying collateral pool of mortgages over time. The Company then uses individual models for each transaction to project the Company’s future claims and claim reimbursements based upon these collateral cashflow projections, the payment priorities among the transaction liabilities, and assumptions about future market conditions. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, which are probability weighted.

Each period the Company reviews the assumptions it uses to make RMBS loss and recovery projections based upon the performance of its insured transactions as well as the residential property market, interest rate environment and economy in general. To the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a more prolonged trend.

The loss and recovery projections for insured RMBS are affected by a variety of assumptions including: (i) the rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default (which is referred to as the “liquidation rate”), (ii) projections of how many of the currently performing loans will default and when they will default, (iii) loss severity, which is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property, and (iv) recovery assumptions to reflect observed trends in recoveries of principal balances of modified loans that had been previously written off.

In recent years, the two primary drivers of changes in expected loss have been the projected and actual recoveries on previously written off or deferred loan balances, and changes in discount rates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Expected Loss to be Paid (Recovered) and Net Economic Loss Development (Benefit)
U.S. RMBS

	Net Expected Loss to be Paid (Recovered)		Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(dollars in thousands)
First lien U.S. RMBS	$7,291	$6,813	$283	$(1,064)
Second lien U.S. RMBS	(12,183)	(11,066)	(3,817)	(4,417)
Total U.S. RMBS	$(4,892)	$(4,253)	$(3,534)	$(5,481)

Impact of changes in discount rates			$(151)	$(518)

Range of discount rates	3.45% - 4.97%	4.11% - 4.89%
Weighted average discount rate	3.74%	4.36%

First lien U.S. RMBS weighted average future recovery for deferred principal balances	50%	50%
Second lien U.S. RMBS weighted average future recoveries on charged-off loans	60%	50%

First Lien U.S. RMBS Loss Projections: Alt-A, Prime, Option ARM and Subprime

The majority of projected insured losses in first lien U.S. RMBS transactions stem from future insurance claim payments related to structures that are currently undercollateralized (outstanding insured bonds that did not have their principal balance reduced by collateral losses, but will experience a shortfall at the transaction’s final maturity). Most of any future collateral losses are expected to come from non-performing mortgage loans (those that are or have recently been two or more payments behind, have been modified, are in foreclosure or have been foreclosed upon). Collateral losses are projected to be offset by recoveries on deferred principal balances (where information about the amount of deferred balances is disclosed by the trustee of the transaction).

The Company establishes its scenarios by assuming various levels of recoveries on known deferred balances and increasing and decreasing the periods and levels of stress on the remaining collateral. In the Company’s most stressful scenario where 20% of deferred principal balances are assumed to be recovered, loss severities experience stress for nine years and the initial ramp-down of the conditional default rates (CDR) was assumed to occur over 16 months, expected loss to be paid would increase from current projections by approximately $1.0 million for all first lien U.S. RMBS transactions. In the Company’s least stressful scenario where 80% of deferred principal balances are assumed to be recovered, the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over eight months), expected loss to be paid would decrease from current projections by approximately $0.8 million for all first lien U.S. RMBS transactions.

Certain transactions benefit from excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations) when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to the Secured Overnight Finance Rate (SOFR). An increase in projected SOFR decreases excess spread, while lower SOFR projections can result in higher excess spread. Due to the current level of SOFR, there are few transactions with substantial excess spread. If projected future interest rates were to fall below the weighted average coupon of the underlying mortgages, excess spread projections may increase.

Second Lien U.S. RMBS Loss Projections

Second lien U.S. RMBS transactions include both home equity lines of credit (HELOC) and closed-end second lien mortgages. The Company believes the most important driver of its projected second lien U.S. RMBS claims and reimbursements is dependent on the amount and timing of future recoveries from previously charged-off loans and changes in discount rates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
In the Company’s most stressful scenario, assuming 40% recoveries on charged-off loans would decrease the expected recovery by approximately $4.4 million for HELOC transactions. On the other hand, in the Company’s least stressful scenario, assuming 80% recoveries on charged-off loans would increase the expected recovery by approximately $4.4 million for HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumes that it will generally recover 2% of future defaulting collateral at the time of charge-off. Additional amounts of post charge-off recoveries are projected to come in evenly over the next five years in instances where the Company is able to obtain information on the lien status. The Company evaluates its assumptions regularly based on actual recoveries of charged-off loans observed from period to period and reasonable expectations of future recoveries. During 2025, due to observed trends and high levels of home equity, the Company updated its assumptions of such recoveries to reflect a base scenario and a weighted average recovery of 60%, up from 50%, which resulted in an economic benefit of $2.5 million.

Insurance Reserve Financings and Securitizations

The Company had $2,745.3 million of net par exposure to financial guaranty insurance reserve financings and securitizations as of December 31, 2025, of which $29.5 million in net par is rated BIG. The insurance reserve financings and securitizations are based on discrete blocks of individual life insurance business. In older vintage life insurance transactions, which include the BIG-rated transaction, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed and valued by third-party investment managers. In the case of the BIG-rated transaction, material amounts of its assets were initially invested in U.S. RMBS. The Company projected total net expected loss to be paid across its troubled insurance securitization exposures as of December 31, 2025 of $30.0 million, compared with $50.4 million as of December 31, 2024. There was an economic benefit related to a prior BIG-rated transaction due to a final resolution and the pay down of the reinsured notes after liquidation of the trust assets.

Structured Finance Other Than U.S. RMBS and Insurance reserve financings and securitizations

The Company provides financial guaranty reinsurance on $48.1 million net par of student loan securitizations issued by private issuers. Of this amount, $25.7 million is rated BIG due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. In addition, $5.3 million of aircraft RVI exposure was rated BIG. The net expected loss to be paid on structured finance transactions other than U.S. RMBS and insurance reserve financings and securitizations was $17.0 million as of December 31, 2025.

Recovery Litigation and Dispute Resolution

In the ordinary course of their respective businesses, the Company and its affiliated ceding companies are involved in litigation or other dispute resolution with third parties to recover insurance losses paid or return benefits received in prior periods or prevent or reduce losses in the future. For example, the Company and its affiliated ceding companies have asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See above for a discussion of the Company’s exposure to Puerto Rico and related recovery litigation being pursued by AG. The impact, if any, of these and other proceedings on the amount of recoveries the Company or its affiliated ceding companies ultimately receive and losses they pay in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s financial statements.

4.    Contracts Accounted for as Insurance

The portfolio of outstanding exposures discussed in Note 2. Outstanding Exposure, and Note 3. Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts and derivatives. Amounts presented in this note relate only to contracts accounted for as insurance, unless otherwise specified. See Note 5. Contracts Accounted for as Credit Derivatives, for amounts that related to CDS and other derivatives.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Premiums

Accounting Policy

Financial Guaranty Insurance

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor under a reinsurance treaty or ceded to another insurer under a reinsurance treaty.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the consolidated statements of operations (i.e., contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under “Losses and Recoveries.”

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts, deferred premium revenue is calculated as the present value (discounted at risk free rates) of either (i) contractual premiums due or (ii) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance (e.g., securitized debt) transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction, and infrastructure transactions.

When the Company adjusts prepayment assumptions for expected premium collections for obligations backed by homogeneous pools of contractually prepayable assets, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to premiums receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Accretion of the discount on premiums receivable is reported in “net earned premiums.”

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, (i) the financial guaranty insurance contract is extinguished; (ii) any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue; and (iii) any unamortized acquisition costs are expensed. The Company assesses the need for an allowance for credit loss on premiums receivable each reporting period.

For assumed reinsurance contracts, net earned premiums reported in the consolidated statements of operations are calculated based upon data received from ceding companies; however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and available liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance and Reinsurance

For RVI transactions, the amount of unearned premium reserve at contract inception is equal to the cash premiums received upfront. The Company then recognizes RVI unearned premium reserve as earned premium over the remaining contract period in proportion to the amount of insurance protection provided. For insurance reserve financings and securitizations, the unearned premium reserve is equal to the amount of contractual premiums currently due. The Company then recognizes insurance reserve financings and securitizations unearned premium reserve when premiums are due. For insurance reserve financings and securitizations and reinsurance, premiums receivable consist of the amount of contractual premiums currently due.

Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the consolidated statements of operations. See Note 6. Reinsurance, for a breakout of direct, assumed and ceded premiums.

Insurance Contracts’ Premium Information

Net Earned Premiums

	Year Ended December 31,
	2025	2024
	(in thousands)
Financial guaranty insurance:
Scheduled net earned premiums	$75,252	$66,172
Accelerations from refundings and terminations	6,138	13,174
Accretion of discount on net premiums receivable	10,368	9,481
Financial guaranty insurance net earned premiums	91,758	88,827
Specialty net earned premiums	4,919	7,536
Net earned premiums	$96,677	$96,363

Components of
Unearned Premium Reserve

	As of December 31, 2025			As of December 31, 2024
	Gross	Ceded (2)	Net	Gross	Ceded (2)	Net
	(in thousands)
Financial guaranty:
Deferred premium revenue	$830,423	$19,749	$810,674	$817,652	$17,933	$799,719
Contra-paid (1)	(1,607)	—	(1,607)	(2,064)	—	(2,064)
Unearned premium reserve	828,816	19,749	809,067	815,588	17,933	797,655
Unearned premium reserve - specialty insurance and reinsurance	6,895	2,466	4,429	7,720	3,002	4,718
Unearned premium reserve	$835,711	$22,215	$813,496	$823,308	$20,935	$802,373
 ____________________
(1)    See “Losses – Insurance Contracts’ Loss Information” below for an explanation of “contra-paid.”
(2)    Reported in “other assets” on the consolidated balance sheets.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Net Unearned Premium Reserve by Company

	As of December 31, 2025			As of December 31, 2024
	AGRO	AG Re	Total	AGRO	AG Re	Total
	(in thousands)
Financial guaranty (1)	$30,314	$778,753	$809,067	$19,307	$778,348	$797,655
Specialty insurance and reinsurance	4,429	—	4,429	4,718	—	4,718
Unearned premium reserve	$34,743	$778,753	$813,496	$24,025	$778,348	$802,373
 ____________________
(1)    Under U.S. single risk limit calculations, $683.5 million and $658.2 million as of December 31, 2025 and December 31, 2024, respectively, of AG Re’s stand-alone net unearned premium reserve relates to exposures that would comply with the single risk limitations in the U.S.

Gross Premium Receivable, Net of Commissions Payable on Assumed Business
Roll Forward

	Year Ended December 31,
	2025	2024
	(in thousands)
Beginning of year	$304,414	$289,750
Less: Specialty insurance premium receivable	1,438	1,122
Financial guaranty insurance premiums receivable	302,976	288,628
New business and supplemental premiums, net of commissions	76,323	73,461
Gross premiums received, net of commissions	(82,006)	(52,939)
Adjustments:
Changes in the expected term and debt service assumptions	(448)	(8,107)
Accretion of discount, net of commissions on assumed business	7,250	5,621
Foreign exchange gain (loss) on remeasurement	12,026	(3,688)
Other adjustments	(25)	—
Financial guaranty insurance premium receivable	316,096	302,976
Specialty insurance premium receivable	1,694	1,438
December 31,	$317,790	$304,414

Approximately 55% and 52% of gross premiums receivable, net of commissions payable as of December 31, 2025 and December 31, 2024, respectively, are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections and net earned premiums may differ from those of expected collections and of expected net earned premiums in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in the consumer price indices, changes in expected lives, new business and changes in the ratings of the insured obligations and/or the Company’s insurance subsidiaries.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance
Expected Future Premium Collections and Earnings

	As of December 31, 2025
		Future Net Premiums to be Earned (2)
	Future Premiums to be Collected (1)	Earnings of Deferred Premium Revenue	Accretion of Discount	Total
	(in thousands)
2026 (January 1 – March 31)	$22,391	$19,304	$2,649	$21,953
2026 (April 1 – June 30)	10,947	19,213	2,601	21,814
2026 (July 1 – September 30)	9,167	18,601	2,563	21,164
2026 (October 1 – December 31)	9,047	18,367	2,504	20,871
Subtotal 2026	51,552	75,485	10,317	85,802
2027	32,735	68,040	9,347	77,387
2028	30,878	64,067	8,522	72,589
2029	26,988	58,343	7,720	66,063
2030	23,147	52,795	7,070	59,865
2031-2035	77,445	194,255	28,198	222,453
2036-2040	52,627	119,003	20,034	139,037
2041-2045	42,108	82,393	13,041	95,434
2046-2050	31,606	54,460	7,149	61,609
2051-2055	18,294	27,409	2,920	30,329
After 2055	11,521	14,424	1,420	15,844
Total	$398,901	$810,674	$115,738	$926,412
____________________
(1)    Net of assumed commissions payable.
(2)    Net of reinsurance.

Selected Information for Financial Guaranty Insurance Policies with Premiums Paid in Installments

	As of December 31,
	2025	2024
	(dollars in thousands)
Premiums receivable, net of commissions payable	$316,096	$302,976
Deferred premium revenue	470,676	464,997
Weighted‑average risk-free rate used to discount premiums	2.7%	2.5%
Weighted‑average period of premiums receivable (in years)	10.3	10.7

Policy Acquisition Costs

Accounting Policy

Deferred acquisition costs (DAC) reported on the consolidated balance sheets represent the unamortized portion of (i) policy acquisition costs that are directly related and essential to the successful acquisition of an insurance contract and (ii) ceding commission income and expense. Deferred policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts time studies, which requires the use of judgment, to estimate the amount of costs to be deferred.

DAC is generally amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts and product development as well as overhead costs are expensed as incurred.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Expected losses and LAE, investment income and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Policy Acquisition Costs

Roll Forward of DAC

	Year Ended December 31,
	2025	2024
	(in thousands)
Beginning of year	$246,246	$247,754
Costs deferred during the period	22,811	23,759
Costs amortized during the period	(23,800)	(25,267)
Other	111	—
December 31,	$245,368	$246,246

Losses and Recoveries

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the consolidated balance sheets relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The portion of any contract’s reserve that is ceded to a reinsurer is reported as reinsurance recoverable on unpaid losses and reported in “other assets” on the consolidated balance sheets. As discussed in Note 9. Fair Value Measurement, contracts that meet the definition of a derivative are recorded separately at fair value.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company’s stand‑ready obligation. A loss and LAE reserve for a financial guaranty insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (total losses) exceed the deferred premium revenue, on a contract-by-contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, the Company first reduces any recorded loss and LAE reserve. To the extent there is insufficient loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in “loss and loss adjustment expenses (benefit)” in the consolidated statements of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. “Loss and loss adjustment expenses (benefit)” in the consolidated statements of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

Expected loss to be paid is reduced when a claim payment (or estimated future claim payment) entitles the Company to cash flows associated with salvage and subrogation rights from the underlying collateral of, or other recoveries relating to, an insured exposure. Such reduction in expected loss to be paid can result in one of the following: (i) a reduction in the corresponding loss and LAE reserve with a benefit to the consolidated statements of operations; (ii) no effect on the consolidated balance sheets or statements of operations, if total loss is not in excess of deferred premium revenue; or (iii) the recording of a salvage asset with a benefit to the consolidated statements of operations if the transaction is in a net recovery position at the reporting date. The ceded component of salvage and subrogation recoverable is reported in “other liabilities.”

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future financial guaranty insurance net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income. Expected loss to be expensed is the Company’s projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Insurance Contracts’ Losses Reported in the Consolidated Financial Statements

Loss and LAE reserve and salvage and subrogation recoverable are discounted at risk-free rates for financial guaranty insurance obligations that ranged from 1.93% to 5.35% with a weighted average of 3.90% as of December 31, 2025 and 1.98% to 5.22% with a weighted average of 4.35% as of December 31, 2024.

The following table provides information on net reserve (salvage), which includes loss and LAE reserve and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage) by Sector

	As of December 31,
Sector	2025	2024
	(in thousands)
Public finance:
U.S. public finance	$(276)	$3,768
Non-U.S. public finance	1,091	367
Public finance	815	4,135
Structured finance:
U.S. RMBS	(5,281)	(4,915)
Insurance reserve financings and securitizations	29,988	49,920
Other structured finance	16,765	16,829
Structured finance	41,472	61,834
Total	$42,287	$65,969

Components of Net Reserve (Salvage)

	As of December 31,
	2025	2024
	(in thousands)
Loss and LAE reserve	$124,634	$134,726
Reinsurance recoverable on unpaid losses (1)	—	(9)
Other payable (2)	46	59
Loss and LAE reserve, net	124,680	134,776
Salvage and subrogation recoverable	(82,393)	(68,808)
Salvage and subrogation reinsurance payable (2)	—	1
Salvage and subrogation recoverable, net	(82,393)	(68,807)
Net reserve (salvage)	$42,287	$65,969
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.
(2)    Reported in “other liabilities” on the consolidated balance sheets.

Financial Guaranty Insurance Loss Information

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid, which represents the claim payments made and recoveries received that have not yet been recognized in the statements of operations; (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received); and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Reconciliation of Net Expected Loss to be Paid (Recovered)
to Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2025
(in thousands)
Net expected loss to be paid (recovered) - financial guaranty insurance	$73,114
Contra-paid, net	1,606
Salvage and subrogation recoverable	82,393
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(124,169)
Net expected loss to be expensed (present value)	$32,944

The following table provides a schedule of the expected timing of financial guaranty net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives, changes in foreign exchange rates and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2025
(in thousands)
2026 (January 1 – March 31)	$238
2026 (April 1 – June 30)	240
2026 (July 1 – September 30)	233
2026 (October 1 – December 31)	233
Subtotal 2026	944
2027	898
2028	877
2029	1,062
2030	1,105
2031-2035	5,580
2036-2040	5,169
2041-2045	5,607
2046-2050	6,578
2051-2055	4,294
After 2055	830
Net expected loss to be expensed (present value)	32,944
Future expected accretion	29,184
Total expected future loss and LAE	$62,128

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table presents the loss and LAE (benefit) reported in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE (Benefit) by Sector

	Year Ended December 31,
Sector	2025	2024
	(in thousands)
Public finance:
U.S. public finance	$19,079	$5,384
Non-U.S. public finance	1,960	345
Public finance	21,039	5,729
Structured finance:
U.S. RMBS	(1,504)	(2,900)
Insurance reserve financings and securitizations	(18,422)	(1,942)
Other structured finance	(757)	(3,216)
Structured finance	(20,683)	(8,058)
Loss and LAE (benefit)	$356	$(2,329)

The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2025

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in billions)
Number of risks (1)	66	11	52	129
Remaining weighted-average period (in years)	13.4	26.3	5.7	21.0

Outstanding exposure:
Par	$0.69	$0.97	$0.27	$1.93
Interest	0.44	1.42	0.06	1.92
Total	$1.13	$2.39	$0.33	$3.85

	BIG 1	BIG 2	BIG 3	Total
	(in thousands)
Expected cash outflows (inflows)	$28,065	$230,461	$252,634	$511,160
Potential recoveries (2)	(57,221)	(144,471)	(207,170)	(408,862)
Subtotal	(29,156)	85,990	45,464	102,298
Discount	2,905	(43,344)	11,255	(29,184)
Expected losses to be paid (recovered)	$(26,251)	$42,646	$56,719	$73,114

Deferred premium revenue	$25,096	$34,374	$2,178	$61,648
Reserves (salvage)	$(31,514)	$18,626	$54,664	$41,776

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2024

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in billions)
Number of risks (1)	76	8	54	138
Remaining weighted‑average period (in years)	20.9	7.2	4.0	17.7

Outstanding exposure:
Par	$1.73	$0.05	$0.55	$2.33
Interest	1.84	0.01	0.08	1.93
Total	$3.57	$0.06	$0.63	$4.26

	BIG 1	BIG 2	BIG 3	Total
	(in thousands)
Expected cash outflows (inflows)	$1,253,555	$21,477	$286,531	$1,561,563
Potential recoveries (2)	(1,260,102)	(3,100)	(210,528)	(1,473,730)
Subtotal	(6,547)	18,377	76,003	87,833
Discount	(1,295)	(6,554)	8,388	539
Expected losses to be paid (recovered)	$(7,842)	$11,823	$84,391	$88,372

Deferred premium revenue	$61,722	$384	$3,105	$65,211
Reserves (salvage)	$(27,762)	$11,439	$81,445	$65,122
_____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.
(2)    Represents expected inflows from future payments by obligors pursuant to restructuring agreements, settlements, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Specialty Insurance Loss Activity and Components

The following table provides a reconciliation of the beginning and ending balances of specialty insurance and reinsurance reserves for losses and LAE and reinsurance recoverable. Losses incurred and paid are presented on a net basis.

Rollforward of Specialty Insurance and Reinsurance
Reserves for Losses and LAE

	Year Ended December 31,
	2025	2024
	(in thousands)
Balance as of January 1	$856	$4,681
Less: Reinsurance recoverable	9	1,551
Net loss and LAE reserve balance as of January 1	847	3,130
Less: Salvage and subrogation recoverable, net of reinsurance as of January 1	—	148
Net loss reserves (salvage) balance as of January 1	847	2,982
Incurred losses and LAE related to:
Current year	—	—
Prior years	(336)	(2,260)
Total incurred losses and LAE	(336)	(2,260)
Loss and LAE (paid) recovered related to:
Current year	—	—
Prior years	—	(25)
Total loss and LAE (paid) recovered	—	(25)
Salvage and subrogation recovered	—	150
Net loss reserves (salvage) balance as of December 31	511	847
Plus: Salvage and subrogation recoverable, net of reinsurance	—	—
Plus: Reinsurance recoverable (1)	—	9
Balance as of December 31	$511	$856
____________________
(1)    Reported in “other assets” on the consolidated balance sheets.

The net loss reserve and loss and LAE for specialty insurance and reinsurance as of and for the years ended December 31, 2025 and 2024 relate to RVI. The favorable development in 2025 was due to lower expectation of losses for certain RVI policies. The favorable development in 2024 was primarily due to the termination of certain RVI policies.

The following tables present the loss and LAE and the paid loss and LAE, net of reinsurance for RVI.

Incurred Claims and Allocated Adjustment Expenses, Net of Reinsurance (1)

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2024 (Unaudited)	2025
	(in thousands)
2020	$2,548	$3,335	$2,749	$2,408	$2,142	$1,806
2021		2,932	2,725	2,020	26	26
2022			—	—	—	—
2023				—	—	—
2024					—	—
2025						—
Total						$1,832

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Cumulative Paid Claims and Allocated Claim Adjustment Expenses, Net of Reinsurance (2)

	Years Ended December 31,
Accident Year	2020 (Unaudited)	2021 (Unaudited)	2022 (Unaudited)	2023 (Unaudited)	2024 (Unaudited)	2025
	(in thousands)
2020	$7,933	$1,455	$1,455	$1,445	$1,295	$1,295
2021		—	—	—	26	26
2022			—	—	—	—
2023				—	—	—
2024					—	—
2025						—
Total						$1,321
Loss reserve, net of reinsurance						$511
___________________
(1)    There were no incurred claims and allocated adjustment expenses for years 2017 to 2019.
(2)    There were no cumulative paid claims and allocated claim adjustment expenses for years 2017 to 2019.

5.    Contracts Accounted for as Credit Derivatives

Certain of the Company’s exposures qualify as derivatives under GAAP and require fair value measurement with changes in fair value reported in the consolidated statements of operations. Of the total credit derivative net par outstanding as of December 31, 2025, 37.6% was assumed from AG. AG does not trade these contracts and may not unilaterally terminate a credit derivative contract absent an event or default or termination event that entitles AG to terminate the contract. AG and its counterparties have negotiated the termination of certain contracts from time to time. Transactions are generally terminated for an amount that approximates the present value of future premiums or a negotiated amount, rather than fair value.

Certain of the Company’s credit derivative net par outstanding relates to pooled corporate obligations. Pooled corporate exposures consist of exposures primarily to various types of corporate debt obligations including secured or unsecured bonds and bank loans. The Company’s exposures benefit from first loss protection.

The terms of the Company’s credit derivative contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions, and the Company’s direct and assumed exposure benefits from relatively high attachment points or other protections.

The Company’s credit derivatives are generally governed by International Swaps and Derivatives Association, Inc. documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. In certain credit derivative transactions, the ceding company also specifically agreed to pay if the obligor were to become bankrupt or if the reference obligation were restructured. Furthermore, in certain credit derivative transactions, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, the ceding company may not unilaterally terminate a credit derivative contract; however, the ceding company on occasion has mutually agreed to terminate certain credit derivative contracts with related counterparties.

Accounting Policy

The Company’s credit derivatives qualify as derivatives under GAAP and require fair value measurement, with changes in fair value reported in “fair value gains (losses) on credit derivatives” in the consolidated statements of operations.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The fair value of credit derivatives is determined on a contract by contract basis and presented as either credit derivative assets reported in “other assets” or credit derivative liabilities reported in “other liabilities” in the consolidated balance sheets. See Note 9. Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivatives Net Par Outstanding and Fair Value

The components of the Company’s credit derivative net par outstanding by sector are presented in the table below. The estimated remaining weighted average life of credit derivatives was 5.7 years and 5.3 years as of December 31, 2025 and December 31, 2024, respectively.

Credit Derivatives (1)

	Net Par Outstanding (2)		Net Fair Value Asset (Liability)
Sector	As of December 31, 2025	As of December 31, 2024	As of December 31, 2025	As of December 31, 2024
	(in billions)		(in thousands)
U.S. public finance	$—	$—	$(251)	$(436)
Non-U.S. public finance	0.9	1.3	(5,971)	(7,887)
U.S. structured finance	—	—	(114)	(134)
Non-U.S. structured finance	0.9	0.9	994	663
Total	$1.8	$2.2	$(5,342)	$(7,794)
____________________
(1)    See Note 3. Expected Loss to be Paid (Recovered), for expected loss to be paid on credit derivatives.
(2)    Net par outstanding includes $4.4 million and $4.7 million of BIG as of December 31, 2025 and December 31, 2024, respectively. The number of risks, which represent the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments, were seven for both December 31, 2025 and December 31, 2024.

Fair Value Gains (Losses) on Credit Derivatives

	Year Ended December 31,
	2025	2024
	(in thousands)
Realized gains (losses) and other settlements	$16,311	$3,137
Net unrealized gains (losses)	1,520	3,694
Fair value gains (losses) on credit derivatives	$17,831	$6,831

On November 28, 2011, LBIE sued AG Financial Products Inc. (AGFP), an affiliate of AG, which, in the past, had provided credit protection to counterparties under CDS. AG acted as the credit support provider of AGFP under these CDS, and the Company assumed 15% of AG’s exposure. Following defaults by LBIE under transaction documents governing CDS between LBIE and AGFP, AGFP terminated the CDS in compliance with the transaction documents and properly calculated that LBIE owed AGFP approximately $25 million in connection with the termination, whereas LBIE asserted in its complaint filed in the Supreme Court of the State of New York (the Court) that AGFP owed LBIE a termination payment of approximately $1.4 billion. Following a bench trial, on March 8, 2023, the Court rendered its decision and found in favor of AGFP. Following the exhaustion of LBIE’s appeals, the Company recognized a realized gain on credit derivatives in the first quarter of 2025 of $13.4 million, which represents its share of the full satisfaction of the judgment that Assured Guaranty was awarded and its claims for attorneys’ fees, expenses and interest in connection with this litigation.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts assumed from AG generally also reflects the change in AG’s credit cost based on the price to purchase credit protection on AG. The ceding company determines its own credit risk primarily based on quoted CDS prices traded on AG at each balance sheet date.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
CDS Spread on AG (in basis points)

	As of December 31,
	2025	2024	2023
Five-year CDS spread	69	75	66
One-year CDS spread	23	25	23

Fair Value of Credit Derivative Assets (Liabilities)
and Effect of AG Credit Spread

	As of December 31,
	2025	2024
	(in thousands)
Fair value of credit derivatives before effect of AG credit spread	$(12,995)	$(16,783)
Plus: Effect of AG credit spread	7,653	8,989
Net fair value of credit derivatives	$(5,342)	$(7,794)

The fair value of CDS contracts as of December 31, 2025, before considering the benefit applicable to AG’s credit spread, is a direct result of the relatively wider credit spreads under current market conditions, sometimes related to downgrades, compared with those at the time of underwriting for certain underlying credits with longer tenor.

6.     Reinsurance

The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to reduce the Company's net potential loss on ceded business to levels within the Company's risk tolerance.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4. Contracts Accounted for as Insurance, are followed. For any assumed credit derivative contracts, the accounting model in Note 5. Contracts Accounted for as Credit Derivatives, is followed.

Financial Guaranty Business

The Company assumes financial guaranty business from affiliated companies and third-party insurers, primarily other monoline financial guaranty companies that currently are in runoff and no longer actively writing new business. In these transactions, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty assumed agreements are generally subject to termination at the option of the ceding company: (i) if the Company fails to meet certain financial and regulatory criteria; (ii) if the Company fails to maintain a specified minimum financial strength rating; or (iii) upon certain changes of control of the Company. Upon termination due to one of the above events, the Company typically would be required to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves, calculated on a U.S. statutory basis, attributable to the Assumed Business (plus in certain cases, an additional required amount), after which the Company would be released from liability with respect to such business. In the event that the reinsurer is unable to meet its obligations, the Company would remain liable for such defaulted amounts.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Effect of Reinsurance

The following table presents the components of premiums and losses reported in the consolidated statements of operations attributable to the Assumed Business and Ceded Business (both financial guaranty and specialty). See Note 12. Related Party Transactions, for balances with affiliates.

Components of Premiums Written, Premiums Earned and Loss and LAE (Benefit)

	Year Ended December 31,
	2025	2024
	(in thousands)
Premiums Written:
Direct	$24,641	$14,139
Assumed	78,164	78,991
Ceded	(4,592)	(5,395)
Net	$98,213	$87,735

Premiums Earned:
Direct	$9,438	$5,601
Assumed	91,214	96,860
Ceded	(3,975)	(6,098)
Net	$96,677	$96,363

Loss and LAE (benefit):
Direct	$—	$(3,516)
Assumed	348	(335)
Ceded	8	1,522
Net (1)	$356	$(2,329)
____________________
(1)    See Note 3. Expected Loss to be Paid (Recovered), for additional information on the economic loss development (benefit).

Change in assumed funds held with affiliates of $4.5 million and $7.9 million for 2025 and 2024, respectively, relates primarily to the assumed portion of the affiliated ceding companies’ net realized investment gains (losses) and fair value gains (losses) on trading securities associated with salvage received in the form of investments from the resolutions of defaulting Puerto Rico exposures in 2022.

Ceded Reinsurance to Non-Affiliated Reinsurers (1)

	As of December 31,
	2025	2024
	(in thousands)
Ceded premium payable, net of commissions	$18,443	$16,569
Ceded expected loss to be recovered	—	8
Ceded unearned premium reserve	22,215	20,935
____________________
(1)    The total collateral posted by third-party reinsurers was $1.2 million and $2.4 million as of December 31, 2025 and December 31, 2024, respectively. See Note 12. Related Party Transactions, for information on affiliated reinsurers.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Ceded Exposure to Non-Affiliated Reinsurers

	As of December 31,
	2025	2024
	(in billions)
Financial guaranty ceded par outstanding (1)	$0.5	$0.4
Specialty ceded exposure (see Note 2)	0.4	0.4
____________________
(1)    All ceded par was rated investment grade as of both December 31, 2025 and December 31, 2024.

7.     Guaranty

Accounting Policy

As described in Note 2. Outstanding Exposure, the Company guarantees a minimum amount of billed rent from a diversified portfolio of real estate properties. The Company accounts for the guarantee in accordance with ASC 460, Guarantees.

At inception, the Company records a noncontingent guaranty liability, which pertains to the Company’s obligation to stand ready to perform over the term of the guaranty. The noncontingent guaranty liability is recognized at inception at fair value using the guaranty fee receivable by the Company as a practical expedient. The noncontingent guaranty liability is amortized over the term of the guaranty. The Company’s contingent guaranty liability is estimated to be zero at the inception of the guaranty and will only be accrued at a future date to the extent that an estimated loss becomes probable and estimable.

Guaranty Fee Receivable, Guaranty Liability and Guaranty Fees Earned

The guaranty fee receivable and noncontingent guaranty liability are reported on the consolidated balance sheets and the guaranty fees earned are reported in “other income (loss)” on the consolidated statements of operations.

8.    Investments and Cash

Accounting Policy

All fixed-maturity securities are reported on a trade date basis, measured at fair value and classified as available-for-sale. Unrealized gains and losses on available-for-sale fixed-maturity securities are reported in “accumulated other comprehensive income” (AOCI) in the consolidated balance sheets.

Short-term investments, which are investments with a maturity of less than one year at the time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

The equity method investment consists of an investment in a fund managed by an affiliate, Sound Point Capital Management, LP and certain of its investment management affiliates (Sound Point). The Company reports its interest in the earnings of its equity method investment in “equity in earnings (losses) of investee” in the consolidated statements of operations. The equity method investment is reported on a one-quarter lag.

The Company classifies distributions received from its equity method investments using the cumulative earnings approach in the consolidated statements of cash flows. Under the cumulative earnings approach, distributions received up to the amount of cumulative equity in earnings recognized are treated as returns on investment within operating cash flows, and those in excess of that amount are treated as returns of investment within investing cash flows.

Cash consists of cash on hand and demand deposits.

Net investment income includes the income earned on fixed-maturity securities, short-term investments and a loan receivable from an affiliate, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. Any necessary adjustments due to changes in effective yields and expected maturities are recognized in net investment income using the retrospective method.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Realized gains and losses on sales of available-for-sale fixed-maturity securities and credit losses are reported in the consolidated statements of operations. Net realized investment gains (losses) include sales of investments, which are determined using the specific identification method, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more-likely-than-not that the Company will be required to sell them, and the change in allowance for credit losses on the investment portfolio (including accretion) as discussed below.

For available-for-sale securities, accrued interest is reported in “other assets” in the consolidated balance sheets.

Credit Losses

For an available-for-sale fixed-maturity security that has experienced a decline in fair value below its amortized cost due to credit related factors, an allowance is established for the difference between the estimated recoverable value and amortized cost with a corresponding charge to “net realized investment gains (losses)” in the consolidated statements of operations. The estimated recoverable value is the present value of cash flows expected to be collected. The allowance for credit losses is limited to the difference between amortized cost and fair value. Any difference between the security’s fair value and its amortized cost that is not associated with credit related factors is presented as a component of AOCI.

When estimating future cash flows for fixed-maturity securities, management considers the historical performance of underlying assets and available market information as well as bond-specific considerations. In addition, the process of estimating future cash flows includes, but is not limited to, the following critical inputs, which vary by security type:

•the extent to which fair value is less than amortized cost;
•credit ratings;
•any adverse conditions specifically related to the security, industry, and/or geographic area;
•changes in the financial condition of the issuer, or underlying loan obligors;
•general economic and political factors;
•remaining payment terms of the security;
•prepayment speeds;
•expected defaults; and
•the value of any embedded credit enhancements.

The assessment of whether a credit loss exists is performed each reporting period.

The allowance for credit losses and the corresponding charge to net realized investment gains (losses) may be reversed if conditions change. However, the allowance for credit losses is never reduced below zero. When the Company determines that all or a portion of a fixed-maturity security is uncollectible, the uncollectible amortized cost amount is written off with a corresponding reduction to the allowance for credit losses. If cash flows that were previously written off are collected, the recovery is recognized in “net realized investment gains (losses)” in the consolidated statements of operations.

The Company has elected to not measure credit losses on its accrued interest receivable and instead write off accrued interest when it is six-months past due or on the date it is deemed uncollectible, if earlier. All write-offs of accrued interest are recorded as a reduction to “net investment income” in the consolidated statements of operations.

For impaired securities that (i) the Company intends to sell or (ii) it is more-likely-than-not that the Company will be required to sell before recovering its amortized cost, the amortized cost is written down to fair value with a corresponding charge to net realized investment gains (losses). No allowance is established in these situations and any previously recorded allowance is reversed. The new cost basis is not adjusted for subsequent increases in estimated fair value.

The Company monitors its equity method investment for indicators of other-than-temporary declines in fair value on an ongoing basis. If such a decline occurs, an impairment charge is recorded, measured as the difference between the carrying value and the estimated fair value.

Investment Portfolio

The largest component of the investment portfolio is fixed-maturity securities, the majority of which are investment grade and managed by outside managers. The Company has established investment guidelines for these investment managers regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Accrued interest income on the investment portfolio and the loan receivable from affiliate was $12.3 million and $11.4 million as of December 31, 2025 and December 31, 2024, respectively. In 2025 and 2024, the Company did not write off any accrued investment income.

As of December 31, 2025 and December 31, 2024, the Company had $142.5 million and $92.4 million, respectively, of short-term securities in its investment portfolio.

Assured Guaranty participates in the asset management business through its ownership interest in Sound Point. As of December 31, 2025, the Company invested in Sound Point’s debt, specifically a fixed-maturity security issued by a Sound Point collateralized loan obligation (CLO), and a fund managed by Sound Point, which was recorded as an equity method investment. The Sound Point CLO and Sound Point fund are variable interest entities (VIEs) that are not consolidated as the Company is not the primary beneficiary of these VIEs. The aggregate carrying value of these investments and maximum exposure to losses relating to these VIEs were $18.2 million as of December 31, 2025. In addition, the Company had unfunded commitment of $3.3 million as of December 31, 2025 related to the fund managed by Sound Point.

Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2025

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	22%	$258,254	$—	$2,248	$(14,543)	$245,959
U.S. government and agencies	1	9,567	—	745	—	10,312
Corporate securities (2)	56	636,297	(1,276)	15,902	(27,547)	623,376
Mortgage-backed securities (3):
RMBS	16	181,817	(387)	3,217	(3,748)	180,899
Commercial mortgage-backed securities (CMBS)	2	24,857	—	18	(408)	24,467
Asset-backed securities:
CLOs	2	21,121	—	742	(6)	21,857
Other	1	5,972	—	61	(5)	6,028
Non-U.S. government securities	—	230	—	—	(1)	229
Total available-for-sale fixed-maturity securities (4)	100%	$1,138,115	$(1,663)	$22,933	$(46,258)	$1,113,127

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Available-for-Sale Fixed-Maturity Securities by Security Type
As of December 31, 2024

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(dollars in thousands)
Obligations of state and political subdivisions	23%	$285,705	$—	$339	$(22,457)	$263,587
U.S. government and agencies	2	16,711	—	511	(230)	16,992
Corporate securities (2)	53	654,758	(1,050)	2,013	(41,503)	614,218
Mortgage-backed securities (3):
RMBS	16	188,957	(320)	1,179	(8,561)	181,255
CMBS	3	35,322	—	—	(1,279)	34,043
Asset-backed securities:
CLOs	2	30,039	—	984	(48)	30,975
Other	1	12,206	—	—	(75)	12,131
Non-U.S. government securities	—	230	—	1	(10)	221
Total available-for-sale fixed-maturity securities (4)	100%	$1,223,928	$(1,370)	$5,027	$(74,163)	$1,153,422
____________________
(1)    Percentages are based on amortized cost.
(2)    Corporate securities include securities issued by taxable universities and hospitals.
(3)    U.S. government-agency obligations represented 93% and 89% of mortgage-backed securities as of December 31, 2025 and December 31, 2024, respectively, based on fair value.
(4)    9.1% and 1.9% of available-for-sale fixed-maturity securities are rated BIG or not rated as of December 31, 2025 and December 31, 2024, respectively, based on fair value. The amount in December 31, 2025 primarily includes liquidity bonds issued by a U.K. regulated utility.

Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2025

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$5,995	$(49)	$142,547	$(14,494)	$148,542	$(14,543)
Corporate securities	10,986	(14)	225,997	(24,477)	236,983	(24,491)
Mortgage-backed securities:
RMBS	5,138	(36)	78,211	(3,712)	83,349	(3,748)
CMBS	—	—	21,493	(408)	21,493	(408)
Asset-backed securities:
CLOs	6,708	(5)	169	(1)	6,877	(6)
Other	940	(5)	—	—	940	(5)
Non-U.S. government securities	—	—	198	(1)	198	(1)
Total	$29,767	$(109)	$468,615	$(43,093)	$498,382	$(43,202)
Number of securities		15		281		296

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Gross Unrealized Loss by Length of Time
for Available-for-Sale Fixed-Maturity Securities for Which a Credit Loss was Not Recorded
As of December 31, 2024

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss	Fair Value	Gross Unrealized Loss
	(dollars in thousands)
Obligations of state and political subdivisions	$77,956	$(2,097)	$150,260	$(20,360)	$228,216	$(22,457)
U.S. government and agencies	—	—	6,969	(230)	6,969	(230)
Corporate securities	151,021	(2,986)	323,862	(34,851)	474,883	(37,837)
Mortgage-backed securities:
RMBS	57,493	(1,195)	89,026	(7,280)	146,519	(8,475)
CMBS	2,867	(83)	31,176	(1,196)	34,043	(1,279)
Asset-backed securities:
CLOs	4,383	(48)	—	—	4,383	(48)
Other	5,132	(73)	5,695	(2)	10,827	(75)
Non-U.S. government securities	—	—	190	(10)	190	(10)
Total	$298,852	$(6,482)	$607,178	$(63,929)	$906,030	$(70,411)
Number of securities (1)		129		348		470
____________________
(1)    The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2025 and December 31, 2024 were primarily related to higher interest rates rather than credit quality. As of December 31, 2025, the Company did not intend to and was not required to sell investments in an unrealized loss position prior to the expected recovery in value. As of December 31, 2025, of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 85 securities had unrealized losses in excess of 10% of their carrying value, whereas as of December 31, 2024 137 securities had unrealized losses in excess of 10% of their carrying value. The total unrealized loss for these securities was $31.9 million and $48.3 million as of December 31, 2025 and December 31, 2024, respectively.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2025 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Available-for-Sale Fixed-Maturity Securities by Contractual Maturity
As of December 31, 2025

	Amortized Cost	Estimated Fair Value
	(in thousands)
Due within one year	$56,652	$56,589
Due after one year through five years	305,730	315,414
Due after five years through 10 years	266,250	261,695
Due after 10 years	302,809	274,063
Mortgage-backed securities:
RMBS	181,817	180,899
CMBS	24,857	24,467
Total	$1,138,115	$1,113,127

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Based on fair value, fixed-maturity securities, short-term investments and cash that are either held in trust or a similar account or is otherwise restricted for the benefit of affiliated and third party ceding insurers in accordance with statutory requirements totaled $615.0 million and $656.2 million as of December 31, 2025 and December 31, 2024, respectively.

There were no investments that were non-income producing during the twelve months period ending December 31, 2025. No material investments of the Company were non-income producing during the twelve-month period ending December 31, 2024.

Income from Investments

The components of income derived from the investment portfolio are presented in the following tables.

Income from Investments

	Year Ended December 31,
	2025	2024
	(in thousands)
Investment income:
Fixed-maturity securities, available-for-sale	$50,759	$47,710
Short-term investments	4,484	6,214
Interest income from loan receivable from affiliate (see Note 12)	1,000	1,000
Investment income	56,243	54,924
Investment expenses	(939)	(969)
Net investment income	$55,304	$53,955

Equity in earnings (losses) of investee	$2,168	$1,047

Distributions received from equity method investment that are presented within operating activities in the consolidated statements of cash flows were $1.7 million and $1.0 million for the years ended December 31, 2025 and 2024, respectively.

Realized Investment Gains (Losses)

The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2025	2024
	(in thousands)
Gross realized gains on sales of available-for-sale securities	$119	$20
Gross realized losses on sales of available-for-sale securities	(765)	(351)
Change in the allowance for credit losses	(1,359)	(314)
Other net realized gains (losses)	299	69
Net realized investment gains (losses)	$(1,706)	$(576)

The following table presents the roll forward of the allowance for the credit losses on available-for-sale fixed-maturity securities.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Roll Forward of Allowance for Credit Losses
for Available-for-Sale Fixed-Maturity Securities

	Year Ended December 31,
	2025	2024
	(in thousands)
Balance, beginning of period	$1,370	$1,056
Additions for securities for which credit losses were not previously recognized	1,068	—
Additions (reductions) for securities for which credit losses were previously recognized	291	314
Write-offs charged against the allowance	(1,066)	—
Balance, end of period	$1,663	$1,370

Credit losses for 2025 were primarily associated with CLO equity tranches. The Company did not purchase any securities with credit deterioration during the periods presented.

9.    Fair Value Measurement

Accounting Policy

The Company carries majority of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit or transfer price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either (i) internally developed models that primarily use, as inputs, market-based or independently sourced market parameters (including, but not limited to, yield curves, interest rates and debt prices) or (ii) discounted cash flows, using a third party’s proprietary pricing models. In addition to market information, when applicable, the models also incorporate transaction details, such as the instrument’s maturity, and contractual features that reduce the Company’s credit exposure (e.g., collateral rights).

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the affiliated ceding company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing transparency for certain products changes, the Company may refine its methodologies and assumptions. During 2025, no changes were made to the Company’s valuation models that had (or are expected to have) a material impact on the Company’s consolidated balance sheets, consolidated statements of operations or consolidated statements of comprehensive income.

The Company’s valuation methods produce fair values that may not be indicative of net realizable value or future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels, with Level 1 being the highest and Level 3 the lowest. The categorization, of an asset or liability, within the hierarchy is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are (i) determined using pricing models, discounted cash flow methodologies or similar techniques and (ii) at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

There were no transfers from or into Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

The fair value of fixed-maturity securities is generally based on prices received from third party pricing services or alternative pricing sources that provide reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements and sector news.

In many cases, benchmark yields have proven to be more reliable indicators of the market for a security, as compared to reported trades for infrequently traded securities and distressed transactions. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity securities is more subjective when markets are less liquid due to the lack of market-based inputs.

As of December 31, 2025, the Company used models to price 13 securities. All Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds; severity assumptions; recovery lag assumptions; estimated default rates (determined based on an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which could have significantly affected the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified as Level 1 as their value is based on quoted market prices.

Contracts Accounted for as Credit Derivatives

There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs and such contracts are therefore classified as Level 3 in the fair value hierarchy. There are multiple unobservable inputs deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of the credit derivative contracts and how AG’s own credit spread affects the pricing of the transactions.

The fair value of the Company’s credit derivative contracts generally represents the difference between the present value of remaining premiums the Company expects to receive and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
term, credit spreads, changes in interest rates, the credit ratings of referenced entities, AG’s credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the credit derivatives’ contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are lower than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. Consistent with previous years, market conditions as of December 31, 2025 were such that market prices of the Company’s CDS contracts were not available.

Assumptions and Inputs

The main inputs and assumptions to the measurement of AG’s fair value for CDS contracts are the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost and the weighted average life (which is based on debt service schedules).

The primary sources of information used to determine gross spread and the fair value for CDS contracts include actual collateral credit spreads (if up-to-date and reliable market-based spreads are available), transactions priced or closed during a specific quarter within a specific asset class and specific rating and information provided by the counterparty of the credit derivative. Credit spreads may also be interpolated based upon market indices adjusted to reflect the non-standard terms of the Company’s CDS contracts or extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

    For assumed exposures from AG, AG’s own credit risk is factored into the determination of the current premium. Such credit risk is based on the quoted market price for credit protection bought on AG, as reflected by quoted market prices on CDS contracts referencing AG. AG obtains the quoted price of CDS contracts traded on AG from market data sources published by third parties. The amount of premium a financial guaranty insurance market participant can demand (current premium) is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor because the contractual terms of AG’s contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and current market conditions.

In AG’s valuation model, the current premium is not permitted to go below the minimum rate that AG would charge to assume similar risks in the reporting period. This assumption can have the effect of limiting the amount of unrealized gains that are recognized on certain CDS contracts. The minimum premium had no effect on the fair value of CDS contracts as of December 31, 2025 or December 31, 2024.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2025

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$245,959	$—	$245,959
U.S. government and agencies	—	10,312	—	10,312
Corporate securities	—	540,165	83,211	623,376
Mortgage-backed securities:
RMBS	—	177,509	3,390	180,899
CMBS	—	24,467	—	24,467
Asset-backed securities	—	6,028	21,857	27,885
Non-U.S. government securities	—	229	—	229
Total fixed-maturity securities, available-for-sale	—	1,004,669	108,458	1,113,127
Short-term investments	142,519	—	—	142,519
Credit derivative assets (1)	—	—	4,708	4,708
Total assets carried at fair value	$142,519	$1,004,669	$113,166	$1,260,354
Liabilities:
Credit derivative liabilities (2)	$—	$—	$10,050	$10,050
Total liabilities carried at fair value	$—	$—	$10,050	$10,050

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2024

	Fair Value Hierarchy
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Fixed-maturity securities, available-for-sale:
Obligations of state and political subdivisions	$—	$263,587	$—	$263,587
U.S. government and agencies	—	16,992	—	16,992
Corporate securities	—	614,218	—	614,218
Mortgage-backed securities:
RMBS	—	178,000	3,255	181,255
CMBS	—	34,043	—	34,043
Asset-backed securities	—	12,131	30,975	43,106
Non-U.S. government securities	—	221	—	221
Total fixed-maturity securities, available-for-sale	—	1,119,192	34,230	1,153,422
Short-term investments	92,437	—	—	92,437
Credit derivative assets (1)	—	—	3,363	3,363
Total assets carried at fair value	$92,437	$1,119,192	$37,593	$1,249,222
Liabilities:
Credit derivative liabilities (2)	$—	$—	$11,157	$11,157
Total liabilities carried at fair value	$—	$—	$11,157	$11,157
____________________
(1)    Reported in “other assets.”
(2)    Reported in “other liabilities.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2025 and 2024.

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2025

	Fixed-Maturity Securities, Available-for-Sale						Credit Derivative Liability, net (2)
	Corporate		RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2024	$—		$3,255		$30,975		$(7,794)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	518	(1)	334	(1)	(248)	(1)	17,831	(3)
Other comprehensive income (loss)	8,988		(11)		(200)		—
Purchases	73,705		—		6,005		—
Issuances	—		—		—		204
Settlements	—		(188)		(14,675)		(15,583)
Fair value as of December 31, 2025	$83,211		$3,390		$21,857		$(5,342)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2025 included in:
Earnings							$1,511	(3)
Other comprehensive income (OCI)	$8,988		$(12)		$(234)

Roll Forward of Level 3 Assets (Liabilities) at Fair Value on a Recurring Basis
Year Ended December 31, 2024

	Fixed-Maturity Securities, Available-for-Sale				Credit Derivative Liability, net (2)
	RMBS		Asset-Backed Securities
	(in thousands)
Fair value as of December 31, 2023	$3,043		$36,410		$(10,601)
Total pre-tax realized and unrealized gains (losses) recorded in:
Net income (loss)	128	(1)	1,663	(1)	6,831	(3)
Other comprehensive income (loss)	192		2,493		—
Purchases	—		1,350		—
Issuances	—		—		(1,929)
Settlements	(108)		(10,941)		(2,095)
Fair value as of December 31, 2024	$3,255		$30,975		$(7,794)
Change in unrealized gains (losses) related to financial instruments held as of December 31, 2024 included in:
Earnings					$3,415	(3)
OCI	$192		$4,082
 ____________________
(1)    Included in “net realized investment gains (losses)” and “net investment income.”
(2)    Represents the net position of credit derivatives. Credit derivative assets (reported in “other assets”) and credit derivative liabilities (reported in “other liabilities”) are shown gross in the consolidated balance sheets.
(3)    Reported in “fair value gains (losses) on credit derivatives.”

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2025

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
Corporate	$83,211	Yield	5.0%
RMBS	3,390	Conditional prepayment rate (CPR)	0.0%	-	3.8%	0.0%
		CDR	1.6%	-	2.8%	1.6%
		Loss severity	100.0%
		Yield	8.5%	-	8.9%	8.9%
Asset-backed securities (CLOs)	21,857	Discount margin	1.1%	-	1.3%	1.1%
		Yield	15.0%
Credit derivative liabilities, net	(5,342)	Hedge cost (in basis points (bps))	11.5	-	27.4	17.2
		Bank profit (in bps)	107.0	-	261.9	154.8
		Internal credit rating	AAA	-	CCC	A
		Discount rates of future expected premium cash flows	3.3%	-	4.5%	4.2%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
As of December 31, 2024

Financial Instrument Description (1)	Fair Value Assets (Liabilities) (in thousands)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Fixed-maturity securities, available-for-sale:
RMBS	$3,255	CPR	3.0%	-	6.3%	3.0%
		CDR	1.8%	-	2.8%	1.8%
		Loss severity	100.0%
		Yield	9.4%	-	10.0%	10.0%
Asset-backed securities (CLOs)	30,975	Discount margin	1.0%	-	1.3%	1.2%
		Yield	14.5%
Credit derivative liabilities, net	(7,794)	Hedge cost (in bps)	12.8	-	30.1	18.9
		Bank profit (in bps)	119.9	-	275.9	174.1
		Internal floor (in bps)	10.0	-	85.5	41.2
		Internal credit rating	AAA	-	CCC	A-
		Discount rates of future expected premium cash flows	3.9%	-	4.4%	4.3%
____________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Not Carried at Fair Value

Financial Guaranty Insurance Contracts

Fair value is based on management’s estimate of the consideration that would be paid to, or received from, a similarly rated financial guaranty insurance company to acquire the Company’s in-force book of financial guaranty insurance business. It is based upon the ratio of current trends in premium pricing to risk-based expected loss for investment grade portions of the portfolio and stressed loss pricing for BIG transactions. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

Loan Receivable from Affiliate

The fair value of the loan receivable from an affiliate is determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loan receivable was classified as Level 3.

The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2025		As of December 31, 2024
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands)
Assets (liabilities):
Loan receivable from affiliate	$20,000	$24,891	$20,000	$20,336
Other assets	12,274	12,274	11,401	11,401
Guarantee fee receivable, net	6,533	6,533	2,517	2,517
Financial guaranty insurance contracts (1)	(552,050)	(297,816)	(641,383)	(237,416)
____________________
(1)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses and salvage and subrogation and other recoverables net of reinsurance.

10.    Income Taxes

Under Bermuda law, there was no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax payable by AG Re and AGRO in 2025 and 2024.

AGOUS and its subsidiaries, AGRO and AG Intermediary Inc., file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code (IRS) to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

On December 27, 2023, the Government of Bermuda enacted a corporate income tax at the rate of 15% which applies for accounting periods starting on or after January 1, 2025. The enactment of the corporate income tax regime required the Company to recognize Bermuda deferred taxes for the first time in the fourth quarter of 2023. An economic transition adjustment (ETA) equal to the difference between the fair market value and the carrying value of assets and liabilities of AG Re and AGRO as of September 30, 2023 resulted in the establishment of a deferred tax asset and corresponding benefit of $188.8 million reported in the fourth quarter of 2023 consolidated statements of operations. On December 11, 2025, the Government of Bermuda amended the Corporate Income Tax Act of 2023 (the CIT Act) and in particular the computation of the ETA. The Company recognized a deferred tax benefit of $33.7 million related to these changes. The Company began utilizing the ETA deferred tax asset in 2025 and expects to continue to realize it over approximately 10 to 15 years, consistent with the expected reversal pattern of the underlying components. As of December 31, 2025, the remaining ETA deferred tax asset was $207.2 million.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Current tax assets and liabilities are reported in “other assets” or “other liabilities” on the consolidated balance sheets.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities)

	As of December 31,
	2025	2024
	(in thousands)
Deferred tax assets (liabilities)	$204,027	$195,116
Current tax assets	1,454	—
Current tax liabilities	(47,504)	(12,804)

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2025	2024
	(in thousands)
Deferred tax assets:
Intangible assets	$133,970	$149,417
Value of in-force business	73,192	45,222
Other	5,067	1,648
Total deferred tax assets	212,229	196,287

Deferred tax liabilities:
Other	8,202	1,171
Total deferred tax liabilities	8,202	1,171
Net deferred tax assets (liabilities)	$204,027	$195,116

As of December 31, 2025, the Company had gross deferred tax assets for certain non-U.S. net operating loss carryforwards of approximately $5.1 million, which do not expire.

As of December 31, 2025, the Company concluded that the deferred tax assets related to the unrealized tax capital losses on the available-for-sale securities portfolios are, more likely than not, expected to be realized.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Provision for Income Taxes

The components of the provision (benefit) for income taxes were as follows:

Current and Deferred Provision (Benefit) for Income Taxes

	Year Ended December 31,
	2025	2024
	(in thousands)
Current provision (benefit) for income taxes:
Bermuda	$544	$—
Foreign:
U.S. federal	5,304	17,754
U.S. state and local	635	1,209
U.K.	32,698	—
Total current	39,181	18,963
Deferred provision (benefit) for income taxes:
Bermuda	(18,890)	(561)
Foreign:
U.S. federal	2,088	(42)
Total deferred	(16,802)	(603)
Total provision (benefit) for income taxes	$22,379	$18,360

The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 21% in 2025 and 2024.

The following tables present pre-tax income and revenue by jurisdiction.
Pre-tax Income (Loss) by Tax Jurisdiction

	Year Ended December 31,
	2025	2024
	(in thousands)
Bermuda	$110,184	$89,932
U.S.	36,758	26,894
Total	$146,942	$116,826

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Effective Tax Rate Reconciliation

As described in Note 1. Business and Basis of Presentation, Recent Accounting Standards Adopted, the Company has elected to prospectively adopt the guidance in ASU 2023-09. The following table is a reconciliation of the Bermuda national statutory tax rate to the Company’s effective rate for the year ended December 31, 2025 in accordance with ASU 2023-09:

	Year Ended December 31, 2025
	Amount (in thousands)	%
Bermuda
National tax rate	$22,041	15.0%
Effects of Bermuda tax law change	(34,922)	(23.8)
Foreign tax effects
U.S.
Statutory tax rate difference between U.S. and Bermuda	2,205	1.5
Other	308	0.2
Effect of cross-border tax laws
Global minimum tax	32,698	22.3
Other adjustments	49	—
Effective tax rate	$22,379	15.2%

During the year ended December 31, 2025, amendments to the CIT Act, as described above, removed the recognition of deferred tax liabilities for purposes relevant to the Organization for Economic Co-Operation and Development Pillar Two (Pillar Two) framework resulted in AG Re and AGRO having a jurisdictional effective tax rate below 15%. As a result, the Company became subject to the Pillar Two global minimum tax and recorded a top‑up tax of $32.7 million within income tax expense for the year.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions for the year ended December 31, 2024 in accordance with the guidance prior to the adoption of ASU 2023-09 is presented below.

Year Ended December 31, 2024
(dollars in thousands)
Expected tax provision (benefit)	$5,648
Tax-exempt interest	(166)
State taxes	955
Bermuda ETA	(561)
Global minimum tax	12,568
Other	(84)
Total provision (benefit) for income taxes	$18,360
Effective tax rate	15.7%

The expected tax provision (benefit) for the year ended December 31, 2024 is calculated as the sum of pre-tax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pre-tax loss in one jurisdiction and pre-tax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
Income Tax Payments

The following table presents income taxes paid, net of refunds received, by jurisdiction pursuant to the disclosure requirements of ASU 2023-09 for the year ended December 31, 2025.

Income Taxes Paid, Net of Refunds Received, by Jurisdiction

Year Ended December 31, 2025
(in thousands)
Bermuda	$2,000
Foreign:
U.S. - federal	3,300
Total	$5,300

The Company paid $5.4 million during the year ended December 31, 2024.

Audits

As of December 31, 2025, AGOUS had open tax years with the IRS for 2022 forward and is not currently under audit with the IRS.

11.     Insurance Company Regulatory Requirements

The following table summarizes the equity and net income amounts reported to the Bermuda Monetary Authority (the Authority) for AG Re and AGRO.

Insurance Regulatory Amounts Reported

	Policyholders’ Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
AG Re	$1,169,534	$1,086,851	$124,563	$98,466
AGRO	495,669	451,771	30,522	21,543

Basis of Regulatory Financial Reporting

The Company’s ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by Bermuda insurance regulatory authorities differ from GAAP primarily due to the non-admission of certain assets in AG Re’s and AGRO’s statutory statements that are admissible assets under GAAP.

Dividend Restrictions and Capital Requirements

For AG Re, any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce its total statutory capital by 15% or more of its total statutory capital as set out in its previous year’s financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer’s statutory surplus and cannot exceed that surplus. Furthermore, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year’s financial statements (being $292.4 million), without AG Re certifying to the Authority that it will continue to meet required margins. Based on the foregoing limitations, in 2026 AG Re has the capacity to: (i) make capital distributions in an aggregate amount up to $128.7 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $292.4 million as of December 31, 2025. Such dividend capacity is further limited by: (i) the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $213.3 million as of December 31, 2025, and (ii) the amount of statutory surplus, which as of December 31, 2025 was $311.6 million.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
For AGRO, annual dividends cannot exceed $123.9 million, without AGRO certifying to the Authority that it will continue to meet required margins. The Insurance Act 1978 also prohibits AGRO, as a Class C licensed insurer writing long-term (life) business, from declaring or paying any dividends to any person other than a policyholder unless its approved actuary certifies that the proposed amount of the dividend would not exceed the excess of funds available to satisfy its long-term (life) business obligations. Subject to such actuarial certification and based on the foregoing limitations, in 2026 AGRO has the capacity to: (i) make capital distributions in an aggregate amount up to $20.5 million without the prior approval of the Authority; and (ii) declare and pay dividends in an aggregate amount up to approximately $123.9 million as of December 31, 2025. Such dividend capacity is further limited by: (i) the actual amount of AGRO’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements and which was approximately $434.7 million as of December 31, 2025; and (ii) the amount of statutory surplus, which as of December 31, 2025 was $358.7 million.

Dividends Paid

	Year Ended December 31,
	2025	2024
	(in thousands)
Dividends paid by AG Re to AGL	$80,000	$97,400

Under the Insurance Act 1978, AG Re and AGRO must each ensure that the value of its general business statutory assets exceeds the amount of its general business statutory liabilities by an amount greater than the prescribed minimum solvency margin and each company's applicable enhanced capital requirement. The minimum solvency margin for Class 3A and Class 3B insurers is the greater of (i) $1 million, or (ii) 20% of the first $6 million of net premiums written; if in excess of $6 million, the figure is $1.2 million plus 15% of net premiums written in excess of $6 million, or (iii) 15% of net discounted aggregate loss and loss expense provisions and other insurance reserves, or (iv) 25% of that insurer's applicable enhanced capital requirement reported at the end of its relevant year.

In addition, as a Class C long-term insurer, AGRO is required, with respect to its long-term business, to maintain a minimum solvency margin equal to the greater of (i) $500,000, (ii) 1.5% of its assets, or (iii) 25% its enhanced capital requirement reported at the end of the relevant year. For the purpose of this calculation, assets are defined as the total assets pertaining to its long-term business reported on the balance sheet in the relevant year less the amounts held in a segregated account. AGRO is also required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund.

Each of AG Re and AGRO is required to maintain available statutory capital and surplus at a level equal to or in excess of its applicable enhanced capital requirement, which is established by reference to either its Bermuda Solvency Capital Requirement model or an approved internal capital model.

12.    Related Party Transactions

Accounting Policy

The Company follows ASC 850, Related Party Transactions, for the identification and disclosure of related party transactions. Pursuant to ASC 850, related parties include: (i) the Company’s affiliates; (ii) entities for which investments in their equity securities would be required, absent the election of the fair value option to be accounted for by the equity method; (iii) trusts for the benefit of employees, such as pension and profit sharing trusts that are managed by or under the trusteeship of management; (iv) the Company’s principal owners; (v) the Company’s management; (vi) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (vii) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

Related party amounts and transactions disclosed in this note include transactions with “related parties” as defined in ASC 850.

The Company participates in AGL’s long term incentive plans. AGL follows the fair value recognition provisions for share-based compensation expense. The Company is allocated its proportionate share of all compensation expense based on

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
time studies conducted in accordance with the Third Amended and Restated Service Agreement, effective as of January 1, 2020.

Expense Sharing Agreements

The Company’s affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group. The Company is a party to service agreements with AG Services pursuant to which AG Services makes available to the Company certain services, including actuarial, surveillance, marketing, claims handling, legal, information technologies, human resources, accounting, tax, financial reporting and investment planning services. Expenses under these agreements are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead. The agreements also provide for quarterly settlements and an express right of offset with regard to amounts owing between parties under the particular agreement and other agreements between such parties. Employees of AG Services that are performing administrative services for the Company are not empowered to make underwriting or other decisions on behalf of the Company or to bind the Company in any way.

AG Re allocates a portion of the rent to its parent company, AGL.

The following table summarizes the allocated expenses from affiliated companies under the expense sharing agreements.

Expenses Allocated From Affiliated Companies

	Year Ended December 31,
	2025	2024
	(in thousands)
Affiliated companies:
AG Services	$15,382	$10,840
AGL	1,341	1,369
Total	$16,723	$12,209

The following table summarizes the amounts due to (from) affiliated companies.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2025	2024
	(in thousands)
Affiliated companies
AG Services	$10,602	$8,382
AGL	2,196	2,212
AG	(1,048)	185
AG Financial Products Inc.	(696)	—
AG Services Australia Pty Ltd	7	—
Total	$11,061	$10,779

Loan Receivable from Affiliate

Accounting Policy

The loan receivable from affiliate is recorded at its current principal amount. There was no discount or premium at the time of issuance of the loan.

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, Assured Guaranty US Holding (AGUS), a subsidiary of AGL, borrowed $90.0 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc., Municipal Assurance Corp., an affiliate

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
which was merged with AG on April 1, 2021. In June 2023, the parties amended the loan agreement by: (i) allowing additional funds to be borrowed during 2023 in an aggregate amount not to exceed $150 million, (ii) extending the maturity date of the loan to December 31, 2028, and (iii) changing the interest rate to a fixed rate of 5.00% per annum from a rate of six-month London Interbank Offered Rate plus 3.00% per annum. During 2025 and 2024, AGUS paid only interest and did not borrow any additional amounts or repay any principal. In June 2025, the parties amended and restated the loan agreement to (i) extend the maturity date of the loan to December 31, 2035, (ii) allow additional funds to be borrowed in an aggregate amount not to exceed $100 million and (iii) change the interest payment due date to June 30th of each year. As of December 31, 2025, $20.0 million remained outstanding. The Company recognized $1.0 million of interest income in both 2025 and 2024.

Reinsurance Agreements

The Company assumes a proportionate share of new business from AG under a whole account quota share reinsurance agreement effective January 1, 2007, amended as of October 1, 2010. The proportionate share cessions to AG Re generally range from 15% to 50%. The Company also assumes under other reinsurance agreements business written by affiliated entities. See below for material related party reinsurance balances.

The following table summarizes the affiliated components with AG of each balance sheet line item, where applicable.

	As of December 31,
	2025	2024
	(in thousands)
Assets:
Premium receivable, net of commissions payable	$270,122	$273,242
DAC	240,645	241,498
Salvage and subrogation recoverable	81,924	68,294
Other assets
Assumed funds held from affiliates	21,446	31,929
Receivable from ceding companies	3,103	3,492
Liabilities:
Unearned premium reserve	782,030	782,693
Loss and LAE reserve	79,503	92,304
Reinsurance balances payable, net	1,688	68,784
Other liabilities
Net credit derivative liabilities (1)	5,951	7,171
____________________
(1)    Represents a net asset or liability position based on counterparty exposure.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The following table summarizes the affiliated components with AG of each statement of operations line item, where applicable.

	Year Ended December 31,
	2025	2024
	(in thousands)
Revenues:
Net earned premiums	$82,627	$87,092
Fair value gains (losses) on credit derivatives	14,898	3,415
Foreign exchange gains (losses) on remeasurement (1)	11,943	(3,573)
Other income (loss)
Change in assumed funds held with affiliates	4,473	7,926
Other (2)	5,551	1,126
Expenses:
Loss and LAE	(2,611)	1,900
Amortization of DAC	25,380	26,363
Profit commissions (3)	—	2,500
_____________________
(1)    Relates to foreign exchange gains (losses) on remeasurement of premiums receivable.
(2)    Consists primarily of certain loss mitigation recoveries.
(3)    Reported in “other operating expenses.”

Guaranty

AG Re unconditionally and irrevocably guarantees the due, complete and punctual payment of all obligations and liabilities of AGRO (the Guaranteed Obligations). The holders of the Guaranteed Obligations are made third-party beneficiaries and may directly claim upon and enforce the obligations of AG Re under such guaranty as provided therein. AGRO has not made any demand to AG Re under this guaranty.

13.    Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations or liquidity in that particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company’s affiliated ceding companies are involved in litigation with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. For example, AG is involved in a number of legal actions in the Federal District Court of Puerto Rico to enforce or defend its rights with respect to the obligations of PREPA it insures. There are two recently active proceedings related to PREPA, while there are a number of other unresolved proceedings related to PREPA that remain stayed pending the Federal District Court of Puerto Rico’s determination on a plan of adjustment and disclosure statement. See Note 3. Expected Loss to be Paid (Recovered), Loss Estimation Process, Public Finance, Puerto Rico, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the affiliated ceding companies, and hence the Company on the relevant assumed exposures, receive and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

The Company and its affiliated ceding companies also receive subpoenas and interrogatories from regulators from time to time.

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. Additionally, it discloses such amounts if material to the financial position of the Company. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but the matter would be disclosed if material. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

14.    Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI into the respective lines in the consolidated statements of operations.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2025

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2024	$(59,581)	$(3,190)	$(62,771)
Other comprehensive income (loss) before reclassifications	37,092	(597)	36,495
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(313)	(1,393)	(1,706)
Tax (provision) benefit	52	204	256
Total amount reclassified from AOCI, net of tax	(261)	(1,189)	(1,450)
Other comprehensive income (loss)	37,353	592	37,945
Balance, December 31, 2025	$(22,228)	$(2,598)	$(24,826)

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2024

	Net Unrealized Gains (Losses) on Investments with:
	No Credit Impairment	Credit Impairment	Total AOCI
	(in thousands)
Balance, December 31, 2023	$(49,554)	$(5,177)	$(54,731)
Other comprehensive income (loss) before reclassifications	(10,250)	1,720	(8,530)
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(262)	(314)	(576)
Tax (provision) benefit	39	47	86
Total amount reclassified from AOCI, net of tax	(223)	(267)	(490)
Other comprehensive income (loss)	(10,027)	1,987	(8,040)
Balance, December 31, 2024	$(59,581)	$(3,190)	$(62,771)

Assured Guaranty Re Ltd.
Notes to Consolidated Financial Statements, Continued
15.    Subsequent Events

Subsequent events have been considered and disclosed if material through March 23, 2026, the date on which these financial statements were issued.